Exhibit 10.1
UTi Worldwide Inc.
U.S.$150,000,000 3.67% Senior Unsecured Guaranteed Notes
due August 24, 2018
Note Purchase Agreement
Dated as of June 24, 2011

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Section	Heading	Page
Section 16. Expenses, Etc		51

Section 16.1.	Transaction Expenses	50
Section 16.2.	Certain Taxes	50
Section 16.3.	Survival	50

Section 17. Survival of Representations and Warranties; Entire Agreement		50

Section 18. Amendment and Waiver		51

Section 18.1.	Requirements	51
Section 18.2.	Solicitation of Holders of Notes	51
Section 18.3.	Binding Effect, Etc	52
Section 18.4.	Notes Held by Obligors, Etc	52

Section 19. Notices; English Language		52

Section 20. Reproduction of Documents		53

Section 21. Confidential Information		53

Section 22. Substitution of Purchaser		54

Section 23. Subsidiary Guarantee Agreement		54

Section 23.1.	Guarantee and Indemnity	55
Section 23.2.	Continuing Guarantee	55
Section 23.3.	Reinstatement	55
Section 23.4.	Waiver of Defenses	57
Section 23.5.	Immediate Recourse	57
Section 23.6.	Appropriations	58
Section 23.7.	Non-competition	58
Section 23.8.	Release of Subsidiary Guarantors' Right of Contribution	59
Section 23.9.	Releases	59
Section 23.10.	Marshaling	60
Section 23.11.	Liability	60
Section 23.12.	Character of Obligation	61
Section 23.13.	Election to Perform Obligations	61
Section 23.14.	No Election	62
Section 23.15.	Severability	62
Section 23.16.	Other Enforcement Rights	62
Section 23.17.	Restoration of Rights and Remedies	62
Section 23.18.	Survival	62
Section 23.19.	Miscellaneous	63
Section 23.20.	Limitation	63
Section 23.21.	Written Notice	63
Section 23.22.	Unenforceability of Obligations	65

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Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 8.1	—	Amortization

Exhibit 1	—	Form of 3.67% Senior Unsecured Guaranteed Note due August 24, 2018

Exhibits 4.4(a)(i), (ii), (iii) and (iv)	—	Form of Opinion of U.S. Counsel to the Obligors

Exhibits 4.4(a)(v), and (vi)	—	Form of Opinion of British Virgin Islands Counsel

Exhibits 4.4(a)(vii)	—	Form of Opinion of Australian Counsel

Exhibits 4.4(a)(viii)	—	Form of Opinion of Canadian Counsel

Exhibit 4.4(a)(ix)	—	Form of Opinion of Belgian Counsel

Exhibit 4.4(a)(x)	—	Form of Opinion of German Counsel

Exhibit 4.4(a)(xi)	—	Form of Opinion of Hong Kong Counsel

Exhibit 4.4(a)(xii)	—	Form of Opinion of Dutch Counsel

Exhibit 4.4(a)(xiii)	—	Form of Opinion of Spanish Counsel

Exhibit 4.4(a)(xiv)	—	Form of Opinion of English Counsel

Exhibit 4.4(a)(xv)	—	Form of Opinion of Guernsey Counsel

Exhibit 4.4(a)(xvi)	—	Form of Opinion of Singapore Counsel

Exhibit 4.4(a)(xvii)	—	Form of Opinion of Arizona Counsel

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers

Exhibit 9.10	—	Form of Joinder Agreement

Exhibit 14.4	—	Certificate of Transferee

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

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Schedule 5.5	—	Financial Statements

Schedule 5.7	—	Governmental Authorizations

Schedule 5.9	—	Liability for Taxes

Schedule 5.15	—	Existing Indebtedness and Liens

Schedule 5.22	—	Collective Bargaining Agreements

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UTi Worldwide Inc.
c/o UTi, Services, Inc.
100 Oceangate, Suite 1500
Long Beach, California 90802
U.S.$150,000,000 3.67% Senior Unsecured Guaranteed Notes
due August 24, 2018
June 24, 2011
To Each of the Purchasers Listed in Schedule A Hereto:
Ladies and Gentlemen:
UTi Worldwide Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands with BVI company number 141257 (the “Company”) and each of the Subsidiary Guarantors jointly and severally agree with each of the purchasers whose names appear at the end hereof (each a “Purchaser” and collectively the “Purchasers”) as follows:
Section 1. Authorization of Notes.
Section 1.1. Authorization of Notes. The Company will authorize the issue and sale of U.S.$150,000,000 aggregate principal amount of its 3.67% Senior Unsecured Guaranteed Notes due August 24, 2018 (the “Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 14). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
Section 1.2. Subsidiary Guarantee Agreement. The payment and performance of all obligations of the Company hereunder and under the other Financing Agreements, including, without limitation, the payment of the principal of, interest on, and Make-Whole Amount and Modified Make-Whole Amount, if any, with respect to the Notes and all other amounts owing hereunder are fully and unconditionally guaranteed by the Subsidiary Guarantors as provided in the Subsidiary Guarantee Agreement set forth in Section 23.
Section 2. Sale and Purchase of Notes.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

UTi Worldwide Inc.	Note Purchase Agreement
Section 3. Closing.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on June 24, 2011 or on such other Business Day thereafter on or prior to June 30, 2011 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least U.S.$100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 5800502238 at Bank of America, 135 South LaSalle Street, Chicago, Illinois 60661, Account Name: UTi, United States Inc., ABA (Wire): 026-009-593, ABA (ACH): 071-000-039, Swift Code: BOFAUS3N. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
Section 4. Conditions to Closing.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1. Representations and Warranties. The representations and warranties of the Obligors in the Financing Agreements to which they are a party shall be correct when made and at the time of the Closing.
Section 4.2. Performance; No Default. The Obligors shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Financing Agreements to which they are a party required to be performed or complied with by each of them prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. No Obligor nor any Subsidiary shall have entered into any transaction since April 30, 2011 that would have been prohibited by Section 10 had such Section applied since such date.

UTi Worldwide Inc.	Note Purchase Agreement
Section 4.3. Compliance Certificates.
(a) Officer’s Certificate. Each Obligor shall have delivered to such Purchaser an Officer’s Certificate (or a certificate from a person authorized by the board of directors (or equivalent governing body) of the Obligor to sign documents on behalf of the Obligor in connection with this Agreement), dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b) Secretary’s or Director’s Certificate. Each Obligor shall have delivered to such Purchaser a certificate of its Secretary or an Assistant Secretary or a Director (or another appropriate person authorized by the board of directors (or equivalent governing body) of the Obligor to sign documents on behalf of the Obligor in connection with this Agreement), dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Agreements to which it is a party.
Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Paul, Hastings, Janofsky & Walker LLP, U.S. counsel for the Obligors, (ii) Tonkon Torp LLP, Oregon, counsel for the Obligors, (iii) Dibble Law Offices, South Carolina counsel for the Obligors, (iv) Poore, Roth & Robinson, P.C., Montana counsel for the Obligors, (v) Harney Westwood & Riegels, British Virgin Islands counsel for the Obligors, (vi) Walkers, British Virgin Islands counsel for the Purchasers, (vii) Piper Alderman, Australian counsel, (viii) WeirFoulds LLP, Ontario, Canadian counsel, (ix) Gerard & Associates, Belgium counsel, (x) Lexton Rechtsanwalte, German counsel, (xi) Baker & McKenzie, Hong Kong counsel, (xii) Boekel De Nerée, Dutch counsel, (xiii) Garrido-Lestache Burdiel Abogados, Spanish counsel, (xiv) Eversheds, English counsel, (xv) Mourant Ozannes, Guernsey counsel, (xvi) Baker & McKenzie, Wong & Leow, Singapore counsel and (xvii) Snell & Wilmer LLP, Arizona Counsel, substantially in the respective forms set forth in Exhibits 4.4(a)(i) through 4.4(a)(xvii) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Obligors hereby instruct their counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and, in each case, covering such other matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

UTi Worldwide Inc.	Note Purchase Agreement
Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel and British Virgin Islands counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least two Business Day prior to the Closing.
Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.
Section 4.9. Changes in Corporate Structure. No Obligor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10. Acceptance of Appointment to Receive Service of Process. Such Purchaser shall have received evidence of the acceptance by Corporation Service Company of the appointment and designation provided for by Section 24.8(e) for the period from the date of the Closing to August 24, 2019 (and the payment in full of all fees in respect thereof).
Section 4.11. Funding Instructions. At least two Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Financing Agreements and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel in their reasonable discretion shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.13. Subsidiary Guarantee Agreement. Each Subsidiary Guarantor shall have executed and delivered (and each Purchaser shall have received an original copy thereof) the Subsidiary Guarantee Agreement, and the Subsidiary Guarantee Agreement shall be in full force and effect.
Section 4.14. 2006 Notes; Existing Credit Agreement. A portion of the proceeds of the issuance of the Notes shall be used to pay off in full the 2006 Notes.
Section 4.15. New Global Credit Facilities. The Company shall concurrently enter into the agreements referred to in clauses (a) and (b) of the defined term Global Credit Facilities which facilities shall be in full force and effect.

UTi Worldwide Inc.	Note Purchase Agreement
Section 4.16. Approvals. All necessary government, regulatory and third-party approvals necessary in order for the Company and each Subsidiary Guarantor to execute, deliver and perform each Financing Agreement to which they are a party shall have been obtained and the Company shall have delivered evidence thereof reasonably satisfactory to the Purchasers.
Section 5. Representations and Warranties of the Obligors.
Each Obligor, jointly and severally, represents and warrants to each Purchaser that:
Section 5.1. Organization; Power and Authority. Each Obligor is a corporation or other legal entity duly incorporated or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation or other legal entity, where applicable, and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate (or other organizational) power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements to which it is a party and to perform the provisions hereof and thereof.
Section 5.2. Authorization, Etc. The Financing Agreements to which each Obligor is a party have been duly authorized by all necessary corporate or other entity action on the part of each Obligor, and each Financing Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Obligor party thereto enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3. Disclosure. This Agreement, the SEC Reports, and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Obligors in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the SEC Reports, and such documents, certificates or other writings identified in Schedule 5.3 and financial statements identified in Schedule 5.5 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since January 31, 2011 there has been no change in the financial condition, operations, business, properties or prospects of the Company, or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to any Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

UTi Worldwide Inc.	Note Purchase Agreement
Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of each Obligor’s (i) Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by each Obligor and each other Subsidiary and whether such Subsidiary will on the date of the Closing be a Subsidiary Guarantor, (ii) Affiliates, other than Subsidiaries, and (iii) directors and senior officers.
(b) All of the outstanding or issued shares of capital stock, shares or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by each Obligor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by each Obligor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
(c) Each Subsidiary (other than the Obligors) identified in Schedule 5.4 is a corporation or other legal entity duly incorporated or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization, and is duly qualified as a foreign corporation, where applicable, or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other organizational power and authority, as the case may be, to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to have such power or authority could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the 2011 Agreements and the agreements listed on Schedule 5.4 under the heading “Agreements Restricting Dividends” and customary limitations imposed by applicable law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Obligor or any of its Subsidiaries that owns outstanding or issued shares of capital stock, shares or similar equity interests of such Subsidiary.
(e) A group structure chart included in Schedule 5.4 shows all members of the Group (and all Joint Ventures and minority interests held by any member of the Group).
(f) Except as set forth on Schedule 5.4 with respect to UTi Inventory Management Solutions Inc., 100% of the issued share capital of each Obligor (other than the Company) is directly or indirectly wholly owned by the Company.
(g) In the case of each borrower or guarantor under the South African Facilities, the group structure chart in Schedule 5.4 shows the shareholders of and their percentage shareholdings in each obligor under the South African Facilities and the shareholders of or partners in such entities.

UTi Worldwide Inc.	Note Purchase Agreement
Section 5.5. Financial Statements; Material Liabilities. (a) The Obligors have delivered to each Purchaser copies of the consolidated financial statements of the Company listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Obligors and their Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Company) consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes). The Obligors and their Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Obligor of the Financing Agreements to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Obligor or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or any other Material agreement or instrument to which any Obligor or any Subsidiary is bound or by which any Obligor or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any Material order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or any Subsidiary or (c) violate any provision of any Material statute or other Material rule or regulation of any Governmental Authority applicable to any Obligor or any Subsidiary.
Section 5.7. Governmental Authorizations, Etc. Except as disclosed in Schedule 5.7, assuming that the representations of the Purchasers in Sections 6.1, 6.3 and 6.4 are true and correct, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of the Financing Agreements to which it is a party, including, without limitation, any thereof required in connection with the obtaining of Dollars to make payments under any Financing Agreement and the payment of such Dollars to Persons resident in the United States of America, except for the filing of a notice on Form D and Form 8-K with the SEC. Except as disclosed in Schedule 5.7, it is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the Applicable Jurisdiction of any Financing Agreement that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.
Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of any Obligor, threatened against or affecting any Obligor or any Subsidiary or any property of any Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

UTi Worldwide Inc.	Note Purchase Agreement
(b) No Obligor nor any Subsidiary is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority (iii) is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws, the USA Patriot Act or any of the other laws and regulations that are referred to in Section 5.16) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.9. Taxes. Except as set forth on Schedule 5.9, the Obligors and their Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Obligor or a Subsidiary, as the case may be, has established adequate reserves in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Company). No Obligor knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Obligor and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.
No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of any Applicable Jurisdiction or any political subdivision thereof will be incurred by any Obligor or any holder of a Note as a result of the execution or delivery of the Financing Agreements and, except as specified in Schedule 5.9, no deduction or withholding in respect of Taxes imposed by or for the account of any Applicable Jurisdiction or, to the knowledge of any Obligor, any other Taxing Jurisdiction, is required to be made from any payment by any Obligor under the Financing Agreements except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of any Applicable Jurisdiction arising out of circumstances described in clause (a), (b) or (c) of Section 13.
Section 5.10. Title to Property; Leases. Each Obligor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any Obligor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11. Licenses, Permits, Etc. (a) Each Obligor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

UTi Worldwide Inc.	Note Purchase Agreement
(b) To the knowledge of each Obligor, no product of such Obligor or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c) To the knowledge of each Obligor, there is no Material violation by any Person of any right of such Obligor or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by such Obligor or any of its Subsidiaries.
Section 5.12. Compliance with ERISA; Non-U.S. Plans. (a) Each Obligor and each ERISA Affiliate have operated and administered each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. No Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that, in either case, would reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of each Obligor’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than U.S.$10,000,000 (or its equivalent in any other currency) and the aggregate amount of such excess benefit liabilities for all such Non-U.S. Plans did not exceed U.S.$10,000,000 (or its equivalent in any other currency). The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c) Each Obligor and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S Plan that individually or in the aggregate is Material.
(d) The expected postretirement benefit obligation (determined as of the last day of each Obligor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of each Obligor and its Subsidiaries is not Material.

UTi Worldwide Inc.	Note Purchase Agreement
(e) The execution and delivery of the Financing Agreements and the issuance and sale of the Notes hereunder will not involve any non-exempt transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by each Obligor to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by each Obligor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
Section 5.13. Private Offering by the Company. No Obligor nor anyone acting on its behalf has offered the Notes, the Subsidiary Guarantee Agreement or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than twelve (12) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. No Obligor nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the Subsidiary Guarantee Agreement to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes to pay off in full the 2006 Notes and other indebtedness of the Company and its Subsidiaries, for working capital purposes of the Company and its Subsidiaries, and for other general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of any Obligor and its Subsidiaries and no Obligor has any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

UTi Worldwide Inc.	Note Purchase Agreement
Section 5.15. Existing Indebtedness; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all Indebtedness of (or the commitment to extend credit to) the Obligors and their Subsidiaries other than Indebtedness under this Agreement, the Existing Financing Agreements, the Global Credit Facilities and certain items of Indebtedness which individually are not in excess of U.S.$5,000,000 (or its equivalent in any other currency) and in the aggregate are not in excess of U.S.$15,000,000 (or its equivalent in any other currency), each as of April 30, 2011 (including the principal amount outstanding and collateral therefor, if any, and the Guaranty thereof, if any) since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of such Obligors or their Subsidiaries. No Obligor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any Obligor or such Subsidiary and no event or condition exists with respect to any Indebtedness of any Obligor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment except for such defaults (other than payment defaults), events or conditions in a single credit facility in an amount less than U.S.$5,000,000 (or its equivalent in any other currency) or under multiple credit facilities which in the aggregate are less than U.S.$15,000,000 (or its equivalent in any other currency) that would not, individually or in the aggregate, have a Material Adverse Effect.
(b) No Obligor nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.
(c) Except as set forth in Schedule 5.15, no Obligor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Obligor or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter, memorandum and articles of association or other organizational document) other than this Agreement, the Global Credit Facilities, the South African Facilities and the Existing Financing Agreements which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Obligor.
Section 5.16. Foreign Assets Control Regulations, Etc. Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).
(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

UTi Worldwide Inc.	Note Purchase Agreement
(c) To the Company’s actual knowledge, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances to ensure that the Company and each Controlled Entity is and will continue to be in compliance in all Material respects with all Material applicable current and future Anti-Money Laundering Laws.
(d) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.
Section 5.17. Status under Certain Statutes. No Obligor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 5.18. Environmental Matters. (a) No Obligor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Obligor or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b) No Obligor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(c) No Obligor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
(d) All buildings on all real properties now owned, leased or operated by any Obligor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

UTi Worldwide Inc.	Note Purchase Agreement
Section 5.19. Ranking of Obligations. The Company’s payment obligations under the Notes when issued and the payment obligations of the Subsidiary Guarantors under the Subsidiary Guarantee Agreement rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Obligor, as the case may be.
Section 5.20. Obligor Group. Each Subsidiary of the Company which is a borrower or guarantor under the Existing Financing Agreements or the Global Credit Facilities as of the date hereof is a Subsidiary Guarantor hereunder (subject to release of Guarantors to occur on the date hereof).
Section 5.21. CASS Reserve. Each member of the Group, that is a party to the CASS Agreement, has timely paid all accounts payable due and owing to CASS in accordance with the terms and provisions of the CASS Agreement, except any such accounts payable which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles in the jurisdiction of incorporation of that member of the Group shall have been set aside on its books and records.
Section 5.22. Labor Matters. (a) No member of the Group is subject to any collective bargaining or similar agreement, other than those companies set out in Schedule 5.22 (Collective Bargaining Agreements).
(b) There are no existing or threatened strikes, slowdowns, lockouts or other similar labor disputes involving any member of the Group that singly or in the aggregate have or are reasonably likely to have a Material Adverse Effect.
(c) Hours worked by and payment made to employees of each member of the Group are not in violation of the United States Fair Labor Standards Act of 1938 (if applicable) or any other applicable law, rule or regulation dealing with such matters, except to the extent such violations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.23. Insolvency. As at the date of this Agreement:
(a) no Obligor is unable, or is deemed to be unable for the purposes of any applicable law, or admits or has admitted its inability, to pay its debts as and when they fall due or has suspended, or announced an intention to suspend, making payments on any of its debts;
(b) no Obligor, by reason of actual or anticipated financial difficulties, has begun negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its Indebtedness;
(c) the value of the assets of the Obligors on a combined basis exceeds the value of their liabilities on a combined basis (including contingent liabilities), and
(d) no moratorium has been declared in respect of any Indebtedness of any Obligor.

UTi Worldwide Inc.	Note Purchase Agreement
Section 6. Representations of the Purchaser.
Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes and the Subsidiary Guarantee Agreement have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Obligors are not required to register the Notes or the Subsidiary Guarantee Agreement.
Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:
(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b) the Source is an insurance company separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

UTi Worldwide Inc.	Note Purchase Agreement
(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter the QPAM does not own a 10% or more interest in the Company and neither the QPAM nor any person controlling or controlled by the QPAM (applying the definition of “control” in Section VI(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10% if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f) the Source is a governmental plan; or
(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

UTi Worldwide Inc.	Note Purchase Agreement
Section 6.3. Accredited Investor. Each Purchaser severally represents that it is and at all times relevant to the offer to sell the Notes was an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.
Section 6.4 Information Regarding the Company. Each Purchaser acknowledges that (a) the Company has made available, a reasonable time prior to the date of this Agreement, information and the opportunity to ask questions and receive answers regarding the Obligors and the Notes and (b) the Purchaser has been furnished with such information as the Purchaser has requested.
Section 7. Information as to Company.
Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):
(a) Quarterly Statements — promptly after the same are available and in any event within 45 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of
(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a) as they pertain to consolidated statements; provided further that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and shall have given each Purchaser notice within the time period required for the delivery of such 10-Q (or 10-K, as the case may be) of such availability on Edgar in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

UTi Worldwide Inc.	Note Purchase Agreement
(b) Annual Statements — promptly after the same are available and in any event within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of
(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP and accompanied
(A) by an opinion thereon of an independent registered public accounting firm of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the audit of such registered public accounting firm was performed in accordance with the standards of the Public Accounting Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances, and
(B) a report of such registered public accounting firm accountants stating that they have reviewed this Agreement and stating further whether, in connection with their audit, they have become aware of any condition or event that then constitutes a Default or Event of Default or that caused them to believe the Company failed to comply with the terms, conditions, provisions or conditions of Sections 9.15 (until the Release Date with respect to any covenant included therein), 10.3, 10.4, 10.12 and 10.13 in as far as they related to financial and accounting matters, and if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable to any Purchaser, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default); and

UTi Worldwide Inc.	Note Purchase Agreement
provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountants’ report described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided further that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver concurrently with such Electronic Delivery, the Accountants’ Certificate;
(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document (including any form of compliance certificate related to the Global Credit Facilities and any consolidation working papers) sent by any Obligor or (so long as the Existing Note Purchase Agreement remains in effect in the case of a Subsidiary that is not an Obligor) any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by any Obligor or any Subsidiary with the SEC or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by any Obligor to the public concerning developments that are Material; provided that the Company shall be deemed to have made deliveries required under this Section 7.1(c)(ii) if it shall have timely made Electronic Delivery thereof (with notice of such Electronic Delivery to each of the holders of Notes within five (5) Business Days of the filing thereof);
(d) Notice of Default or Event of Default or Litigation or Arbitration — (i) promptly and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto; and
(ii) promptly and in any event within five Business Days after a Responsible Officer becomes aware of any current, threatened or pending litigation, arbitration or administrative proceedings which has, or would, if adversely determined have, a Material Adverse Effect, a written notice specifying the details of such litigation, arbitration or administrative proceeding.

UTi Worldwide Inc.	Note Purchase Agreement
(e) Employee Benefit Matters — promptly and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Obligor or an ERISA Affiliate proposes to take with respect thereto:
(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could result in the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or
(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Obligor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Obligor or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of any Obligor to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes, including information readily available to any Obligor explaining such Obligor’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes; and
(h) Quarterly Consolidating Working Papers — For so long as Section 9.15 is applicable (with respect to Section 9.12 under the Existing Note Purchase Agreement), within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year which shall be within 90 days after the end of such fiscal year), copies of unaudited consolidating working papers for each Subsidiary Guarantor providing the information necessary to determine the Obligors’ compliance with Section 9.15 (with respect to Section 9.12 under the Existing Note Purchase Agreement) hereof.

UTi Worldwide Inc.	Note Purchase Agreement
Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Section 9.10, 9.15 (until the Release Date with respect to any covenant included therein), 10.3 through and including 10.6, 10.8, 10.12 and 10.13, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Obligors and their Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of any Obligor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or proposes to take with respect thereto.
Section 7.3. Visitation. The Obligors shall permit the representatives of each holder of Notes that is an Institutional Investor:
(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Obligors, to visit the principal executive office of the Obligors, to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries with any Obligor’s officers, and (with the consent of the Obligors, which consent will not be unreasonably withheld) their independent public accountants, and (with the consent of the Obligors, which consent will not be unreasonably withheld) to visit the other offices and properties of any Obligor and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b) Default — if a Default or Event of Default then exists, at the expense of the Obligors to visit and inspect any of the offices or properties of any Obligor or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Obligors authorize said accountants to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries), all at such times and as often as may be requested.

UTi Worldwide Inc.	Note Purchase Agreement
Section 7.4. Limitation on Disclosure Obligation. The Obligors shall not be required to disclose the following information pursuant to Section 7.1(d)(ii), 7.1(g) or 7.3:
(a) information that the Obligors determine after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or
(b) information that, notwithstanding the confidentiality requirements of Section 21, the Obligors are prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Obligors and not entered into in contemplation of this clause (b), provided that the Obligors shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Obligors have received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.
Promptly after a request therefor from any holder of Notes that is an Institutional Investor, the Obligors will provide such holder with a written opinion of counsel (which may be addressed to the Obligors) relied upon as to any requested information that the Obligors are prohibited from disclosing to such holder under circumstances described in this Section 7.4.
Section 8. Payment and Prepayment of the Notes.
Section 8.1. Required Prepayments. The Company will prepay the Notes at par and without payment of the Make-Whole Amount or any premium on the dates and in the amounts set forth in Schedule 8.1 hereto, provided that upon any partial prepayment of the Notes pursuant to Sections 8.2, 8.3, 8.4 or 8.9, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment.
Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part, of the Notes, in a minimum principal amount of not less than $1,000,000, and integral multiples of $100,000 thereafter in the case of a partial prepayment, at 100% of the principal amount so prepaid plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 5 days and not more than 30 days prior to the

UTi Worldwide Inc.	Note Purchase Agreement
date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. In the event the Company shall incorrectly compute the Make-Whole Amount payable in connection with any Note to be prepaid pursuant to this Section 8.2, the holder of such Note shall not be bound by such incorrect computation, but instead, shall be entitled to receive an amount equal to the correct Make-Whole Amount, if any, computed in compliance with the terms of this Agreement.
Section 8.3. Prepayment for Tax Reasons. If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 5% or more of the aggregate amount of such interest payment on account of all of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice") of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment plus an amount equal to the Modified Make-Whole Amount for each such Note, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice"). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment plus the Modified Make-Whole Amount shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Modified Make-Whole Amount as of such prepayment date. In the event the Company shall incorrectly compute the Modified Make-Whole Amount payable in connection with any Note to be prepaid pursuant to this Section 8.3, the holder of such Note shall not be bound by such incorrect computation, but instead, shall be entitled to receive an amount equal to the correct Modified Make-Whole Amount, if any, computed in compliance with the terms of this Agreement.

UTi Worldwide Inc.	Note Purchase Agreement
No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).
The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (a) if a Default or Event of Default then exists, (b) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (c) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company or any Subsidiary (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.
For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of the British Virgin Islands after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation of the British Virgin Islands after the date of the Closing, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction with respect to the Company after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction with respect to the Company, which amendment or change is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in the Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

UTi Worldwide Inc.	Note Purchase Agreement
Section 8.4. Prepayment of Notes upon Change of Control.
(a) Condition to Company Action. Within fifteen (15) Business Days after a Responsible Officer has knowledge of the occurrence of a Change of Control, the Company shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (b) of this Section 8.4, accompanied by the certificate described in subparagraph (e) of this Section 8.4.
(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.4 shall be an offer to prepay, in accordance with and subject to this Section 8.4, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on the date specified in such offer (the “Proposed Prepayment Date") that is not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day which is at least 45 days after the date of such offer).
(c) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Company at least 15 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.4 shall be deemed to constitute a rejection of such offer by such holder.
(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.4 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date.
(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.4; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.4 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change of Control.
Section 8.5. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Sections 8.1 and 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.6. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount or Modified Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount or Modified Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

UTi Worldwide Inc.	Note Purchase Agreement
Section 8.7. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.8. Make-Whole Amount and Modified Make-Whole Amount. The terms “Make-Whole Amount” and “Modified Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Applicable Percentage” In the case of a computation of the Modified Make-Whole Amount for purposes of Section 8.3 means 1.00% (100 basis points), and in the case of a computation of the Make-Whole Amount for any other purpose means .50% (50 basis points).
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

UTi Worldwide Inc.	Note Purchase Agreement
“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of the (x) Applicable Percentage plus (y) the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3 or 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

UTi Worldwide Inc.	Note Purchase Agreement
Section 8.9. Prepayment in Connection with Sales of Assets. If the Company makes an offer to prepay the Notes pursuant to Section 10.8, the Company will give written notice thereof to the holders of all outstanding Notes, which notice shall (i) refer specifically to this Section 8.9 and describe in reasonable detail the Disposition giving rise to such offer to prepay the Notes, (ii) specify the principal amount of each Note being offered to be prepaid which amount shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts not theretofore called for prepayment, (iii) specify a date not less than 30 days and not more than 60 days after the date of such notice (the “Disposition Prepayment Date") and specify the Disposition Response Date (as defined below), and (iv) offer to prepay on the Disposition Prepayment Date the amount specified in (ii) above with respect to each Note together with interest accrued thereon to the Disposition Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company (provided, however, that any holder who fails to so notify the Company shall be deemed to have rejected such offer) on a date at least 5 days prior to the Disposition Prepayment Date (such date 5 days prior to the Disposition Prepayment Date being the “Disposition Response Date"), and the Company shall prepay on the Disposition Prepayment Date the amount specified in (ii) above with respect to each Note held by the holders who have accepted such offer in accordance with this Section 8.9.
Section 9. Affirmative Covenants.
Each Obligor, jointly and severally, covenants that so long as any of the Notes are outstanding:
Section 9.1. Compliance with Law. Without limiting Section 10.10, the Obligors will, and will cause each of their Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2. Insurance. The Obligors will, and will cause each of their Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3. Maintenance of Properties. The Obligors will, and will cause each of their Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Obligors or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Obligors have concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

UTi Worldwide Inc.	Note Purchase Agreement
Section 9.4. Payment of Taxes and Claims. The Obligors will, and will cause each of their Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of any Obligor or any Subsidiary, provided that no Obligor nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Obligors or a Subsidiary has established adequate reserves therefor in accordance with applicable generally accepted accounting principles (which shall be GAAP in the case of the Company) on the books of such Obligor or such Subsidiary or (ii) the non-filing and nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.
Section 9.5. Corporate Existence, Etc. Except as permitted by Sections 10.7 and 10.8 and not prohibited by the next sentence in the case of any Subsidiary Guarantor, the Obligors will at all times preserve and keep in full force and effect their corporate existence. Except as permitted by Sections 10.7 and 10.8, the Obligors will at all times preserve and keep in full force and effect the existence of each of their Subsidiaries (except that (i) Subsidiaries which are not members of the South African Group may (A) merge into an Obligor and (B) amalgamate with entities that concurrently therewith become Obligors pursuant to Section 9.10 and (ii) Subsidiaries which are members of the South African Group (other than Pyramid Freight BVI) may merge with other members of the South African Group (other than Pyramid Freight BVI)) and all rights and franchises of the Obligors and their Subsidiaries unless, in the good faith judgment of the Obligors, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6. Books and Records. The Obligors will, and will cause each of their Subsidiaries to, maintain proper books of record and account in conformity with applicable generally accepted accounting principles and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be.
Section 9.7. Priority of Obligations. The Obligors will ensure that their payment obligations under the Financing Agreements will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Obligors, including, without limitation, the respective obligations of the Company and the Subsidiary Guarantors under (i) the Existing Financing Agreements, (ii) the Global Credit Facilities and (iii) any other Primary Credit Facility. Notwithstanding the foregoing, in the event that the Company is required to cash collateralize the letters of credit under the Global Credit Facilities, the Company may provide up to U.S.$15,000,000 (or its equivalent in any other currency) as cash collateral to collateralize such letters of credit without providing collateral to the holders of the Notes, provided no Event Default has occurred or would result from the provision of such cash collateral.
Section 9.8. [Reserved].

UTi Worldwide Inc.	Note Purchase Agreement
Section 9.9. Dividend Capture from South Africa. The Obligors will ensure that cash distributions are made to Pyramid Freight BVI in accordance with the general distribution principles applied by the Company in respect of cash distributions made out of South Africa taking into account at any time the requirements of any applicable South African exchange control regulations, the local financial needs of the South African Group and any projected financial requirements of the South African Group.
Section 9.10. Additional Obligors. (a) The Company will cause any Subsidiary of the Company, whether now owned or hereafter formed or acquired, that becomes a borrower, guarantor or obligor with respect to, or otherwise provides credit support for, any Material Indebtedness, substantially concurrently to become a Subsidiary Guarantor (an “Additional Guarantor") under the Subsidiary Guarantee Agreement by executing a joinder agreement to this Agreement in the form set out in Part 1 of Exhibit 9.10 (the “Joinder Agreement") and in any such event the Company will cause such Subsidiary to deliver the relevant documents and evidence listed in Part 2 of Exhibit 9.10.
(b) As from the date of the Joinder Agreement, the relevant Subsidiary shall become an Obligor and Subsidiary Guarantor under this Agreement.
(c) The Company agrees that:
(i) within 10 days following execution of a Joinder Agreement it will provide at least one original and to each holder a copy of that Joinder Agreement (with evidence as to payment of any applicable stamp duty or similar tax); and
(ii) immediately on execution of any such Joinder Agreement it will provide to each holder a legal opinion (from legal counsel approved by the Required Holders acting reasonably) confirming (1) the due execution and delivery of such Joinder Agreement, and the validity and enforceability of the obligations of the relevant Subsidiary Guarantor under such Joinder Agreement and this Agreement subject to such exceptions, assumptions and qualifications as are substantially similar to those delivered with respect to the obligations of the Subsidiary Guarantors as of the date of Closing and (2) such other matters as the Required Holders may reasonably request so long as such opinions are substantially similar in scope to the opinions delivered in connection with the Closing of this Agreement. The Company shall cause such additional Subsidiary Guarantor to deliver such other closing showings as may be reasonably requested by the Required Holders substantially similar in scope to the closing showings delivered by the original Subsidiary Guarantors at the Closing.
Notwithstanding the foregoing, each of (i) the South African Subsidiaries (other than Pyramid Freight BVI to the extent permitted pursuant to Section 23.32 hereunder), to the extent that they do not become an obligor or guarantor under any Global Credit Facility or the Existing Financing Agreements, (ii) UTi Logistics Israel Limited (“UTi Israel"), so long as UTi Israel is not a Wholly-Owned Subsidiary of the Company and to the extent it does not become an obligor or guarantor under any Global Credit Facility or the Existing Financing Agreements, and (iii) any other Subsidiary to the extent it does not become an obligor or guarantor under any Global Credit Facility or the Existing Financing Agreements and to the extent not permitted by applicable law to execute and deliver a Joinder Agreement to become a Subsidiary Guarantor, shall not be required to deliver a Joinder Agreement hereunder.

UTi Worldwide Inc.	Note Purchase Agreement
Section 9.11. Release of Subsidiary Guarantors; Substitution of Subsidiary Guarantors. Upon notice by the Company to each holder of a Note (which notice shall contain a certification by the Company as to the applicable matters specified below), a Subsidiary shall cease to be an Obligor under this Agreement (i) if such Subsidiary has been, or will be concurrently, liquidated, dissolved or otherwise disposed of, or otherwise ceases to exist by way of merger or otherwise, in each case to the extent not prohibited by this Agreement or (ii) in connection with the execution and delivery of a Joinder Agreement from a successor Subsidiary and compliance with Section 9.10, provided, that, both immediately before and after giving effect to any such release (and execution and delivery of such Joinder Agreement, if any) no Default or Event of Default shall have occurred and be continuing, or would have existed, on a pro forma basis, if such release (and Joinder Agreement, if any) had been effective as of the end of the most recent fiscal quarter.
Notwithstanding anything to the contrary in this Agreement, no Subsidiary Guarantor will be released from its obligations as an Obligor under this Agreement unless concurrently with such release one or more replacement Subsidiary Guarantors are added to this Agreement pursuant to Section 9.10 that have total assets and earnings before interest, taxes, depreciation and amortization in each case no less than those of the Subsidiary Guarantor being released and are located in jurisdictions reasonably acceptable to the Required Holders.
Section 9.12. Group Structure. The Company will maintain its group structure in accordance with the group structure chart set forth in Schedule 5.4, except for changes which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. In no event shall any Subsidiary incorporated in any country other than South Africa be owned directly or indirectly by any member of the South African Group except that special purpose entities formed on terms reasonably satisfactory to the Required Holders which do not have any Indebtedness which is recourse to the Company or any Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) may be owned by a member of the South African Group.
Section 9.13. CASS Agreement. The Company will ensure that all amounts payable under the CASS Agreement are promptly paid when due unless such payment is being diligently contested in good faith by a member of the Group by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles of the relevant member of the Group have been set aside on its books.

UTi Worldwide Inc.	Note Purchase Agreement
Section 9.14. Additional Restrictions. If at any time the Company or any Subsidiary Guarantor is a party to or shall enter into any agreement, instrument or other document with respect to any Indebtedness that provides for more than U.S.$15,000,000 (or its equivalent in any other currency) in principal amount of borrowings or availability, including, without limitation, any agreement existing on the date of Closing (a “Reference Agreement"), or any amendment or modification to any such Reference Agreement (or waiver or consent modifying the terms of any Reference Agreement), which Reference Agreement includes financial covenants (whether expressed in ratios or as numerical or dollar thresholds in respect of future financial performance or condition), including such financial covenants which are expressed as “events of default”, in each case which are not otherwise included in this Agreement (herein referred to as “New Covenants") or which would be more beneficial to the holders of the Notes than relevant similar covenants or like provisions contained in this Agreement (herein referred to as “Improved Covenants” and, together with New Covenants, “Additional Covenants"), then such Additional Covenants and all related provisions and definitions shall be deemed incorporated by reference into Section 7.2(a), Section 10 and Section 11(c) of this Agreement, mutatis mutandi, as if set forth fully in this Agreement. The Company shall:
(1) provide a copy of such Additional Covenants and all related provisions and definitions to the holders of the Notes promptly upon entering into the Reference Agreement or the relevant amendment or modification thereof (if entered into after the date hereof), including with such copy a notice to the holders of the date on which such Additional Covenants became or will become effective, provided that the failure of the Company to provide a copy of such Additional Covenants to the holders shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 9.14; and
(2) as promptly as possible following delivery of such copy, provide the draft of a statement of incorporation (a “Memorialization") to be executed by the Company and the holders, which Memorialization shall set out the terms of the Additional Covenants and related provisions and definitions as incorporated into this Agreement, with all appropriate changes required in connection with incorporating the Additional Covenants mutatis mutandi.
If the Company fails to provide a draft of a Memorialization, then any holder may produce a draft for the consideration of the Company and the other holders. Any Memorialization executed and delivered by the Company and by the Required Holders (or all holders if pursuant to Section 18.1 the relevant amendment would require the consent of all holders) shall be good and sufficient evidence of the terms of any such Additional Covenant as incorporated into this Agreement, provided that the failure of the holders and the Company to execute and deliver any Memorialization shall not adversely affect the automatic incorporation of the Additional Covenants into this Agreement as provided above in this Section 9.14.
If (A) any Additional Covenant that has been incorporated herein pursuant to this Section 9.14 is subsequently amended or modified in the relevant Reference Agreement with the effect that such Additional Covenant is made less restrictive on the Company, such Additional Covenant, as amended or modified, shall not be deemed incorporated by reference into this Agreement and (B) any Additional Covenant that has been incorporated herein pursuant to this Section 9.14 is subsequently removed or terminated from the relevant Reference Agreement or the Company and its Subsidiary Guarantors are otherwise no longer required to comply therewith under the relevant Reference Agreement, the Company and its Subsidiaries, beginning on the effective date such Additional Covenant is removed or terminated from the relevant Reference Agreement or the Company and its Subsidiary Guarantors are otherwise no longer required to comply with such Additional Covenant, shall still remain obligated to comply with such Additional Covenant hereunder, in each of cases (A) and (B) above, until such time as the Required Holders have agreed in their sole discretion to amend, modify, remove or terminate such Additional Covenant to conform to the Reference Agreement.

UTi Worldwide Inc.	Note Purchase Agreement
Notwithstanding the foregoing, the provisions of this Section 9.14 shall not apply to (i) any of the 2009 Covenants for which adjustments are made to this Agreement in accordance with Section 9.15 and (ii) any other credit facilities paid in full and terminated within 10 days of the date of the Closing.
Section 9.15. 2009 Notes Covenants. The Company will comply with each 2009 Covenant as in effect on the date hereof until the Release Date with respect to such 2009 Covenant and such 2009 Covenants and all related definitions shall be deemed incorporated by reference into this Agreement, mutatis mutandi, as if set forth fully in this Agreement. If (a) the Release Date is triggered by the happening of the event set forth in clause (a) of such definition, and (b) the Company pays a fee to the holders of the notes under the Existing Note Purchase Agreement in excess of 15 basis points on the principal amount outstanding under such Existing Note Purchase Agreement, then within five Business Days after the effectiveness of such amendment of the Existing Note Purchase Agreement, the Company shall pay to the holders of the Notes an amount equal to the greater of (i) U.S.$50,000 or (ii) an amount equal to the amount paid to such holders in excess of 15 basis points.
Section 9.16. Post-Closing Obligations. Within 20 days from the Closing Date, or such other date to which the Purchasers expressly agree, the Company, on behalf of itself, each Spanish Obligor, and the Purchasers shall have formalized the ratification of the position of the Spanish Obligors as Subsidiary Guarantors under this Agreement into a public document (escritura pública) for the purposes of article 517, paragraph 2, number 4 of the Spanish Civil Procedure Law (Ley 1/2000 de 7 de enero, Ley de Enjuiciamiento Civil) (the “Civil Procedural Law") before a Spanish notary public, at the expense of the Company. Within two Business Days from the execution of the notarial deed, the Company shall have supplied to each Purchaser an authorized copy (primera copia autorizada) of that deed.
Section 10. Negative Covenants.
Each Obligor, jointly and severally, covenants that so long as any of the Notes are outstanding:
Section 10.1. Transactions with Affiliates. The Obligors will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Obligors or another Subsidiary which is not a member of the South African Group (except for Pyramid Freight BVI with respect to assets which are and remain assets outside of South Africa)), except in the ordinary course and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Obligors or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

UTi Worldwide Inc.	Note Purchase Agreement
Section 10.2. Restricted Payments.
(a) Limitation. The Company will not, and will not permit any of its Subsidiaries to, at any time, declare or make, or incur any liability to declare or make, any Restricted Payment unless immediately after giving effect to such action no Default or Event of Default would exist. The foregoing restriction shall not apply to (i) payment of Restricted Payments which were declared prior to the existence of any Default or Event of Default, (ii) Restricted Payments paid to the Company or any Wholly-Owned Subsidiary or (iii) Restricted Payments pursuant to agreements entered into to obtain or maintain BBBEE status.
(b) Time of Payment. The Company will not, nor will it permit any of its Subsidiaries to, authorize a Restricted Payment that is not payable within 60 days of authorization.
Section 10.3. Consolidated Total Debt Coverage. The Company will ensure that the ratio of Consolidated Total Debt at any time to Consolidated EBITDA for the Measurement Period then or most recently ended, is not greater than 3.25 to 1.00.
Section 10.4. Priority Debt. The Obligors will not permit Priority Debt at any time to exceed 15% of Consolidated Net Worth determined as of the end of the then most recently ended fiscal quarter.
Section 10.5. Liens. The Obligors will not, and will not permit any of their Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits, except:
(a) any Lien arising by operation of law (other than in connection with ERISA) and in the ordinary course of business;
(b) Liens for taxes, assessments or other governmental charges or levies which are not yet due and payable or the payment of which is not at the time required by Section 9.4;
(c) attachments, appeal bonds, judgments and other similar Liens for sums not exceeding in aggregate U.S.$5,000,000 (or its equivalent in any other currency) arising in connection with any court or similar proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any member of the Group;

UTi Worldwide Inc.	Note Purchase Agreement
(e) any Lien in favor of CASS arising under the CASS Agreement in the ordinary course of business;
(f) any Lien arising as a result of a Capital Lease permitted to exist under Section 10.13 in an amount not to exceed U.S.$90,000,000 (or its equivalent in any other currency) at any one time;
(g) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that (i) any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired and (ii) the aggregate principal amount of all Indebtedness secured by any such Liens shall not, at any time, exceed 15% of Consolidated Tangible Assets;
(h) any Lien comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(i) any Lien in column 11 (Security) of Schedule 5.15 securing Indebtedness otherwise permitted hereunder and any refinancings or renewals thereof;
(j) Liens securing obligations of a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) to the Company or to another Subsidiary (other than a member of the South African Group or Pyramid Freight BVI); and Liens securing obligations of a member of the South African Group or Pyramid Freight BVI (to the extent that such Liens attach only to assets located in South Africa) to another member of the South African Group or Pyramid Freight BVI;
(k) any Lien constituted by the Cession in Security Agreement and, in respect of any Subsidiary formed under the laws of New Zealand, any “security interest” as defined in section 17(1)(b) of the Personal Property Securities Act 1999 (NZ) which does not secure payment or performance of any obligation;
(l) any Lien on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement, provided that (i) the aggregate amount covered by any such Lien does not exceed U.S.$10,000,000 (or its equivalent in any other currency) at any time, (ii) such Lien is only in place for the period of six (6) months from the date of acquisition and (iii) the principal amount secured by that Lien has not been incurred or increased in contemplation of, or since, the acquisition;
(m) any arrangement constituted by retention of title in connection with the acquisition of goods from a supplier provided the goods are acquired in the ordinary course of business on the normal commercial terms of the supplier, which terms must not provide for retention of title when all goods supplied have been paid for in full; and

UTi Worldwide Inc.	Note Purchase Agreement
(n) if and so long as on the date such Liens are granted no Default or Event of Default exists hereunder or would result hereunder, including, without limitation, under Section 10.4, Liens securing Indebtedness of the Company or any Subsidiary in addition to those described in clauses (a) through (m) above.
For the purposes of this Section 10.5, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Indebtedness secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.
Notwithstanding the foregoing or any other provision of this Agreement, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on any assets of the Company or any Subsidiary securing any Primary Credit Facility except as set forth in the second sentence of Section 9.7, unless the Notes are also concurrently equally and ratably secured pursuant to documentation, including, without limitation, an intercreditor agreement, reasonably satisfactory to the Required Holders.
Section 10.6. Subsidiary Indebtedness. In addition to and not in limitation of any other applicable restrictions herein, including Sections 10.3 and 10.4, the Company will not, at any time, permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:
(a) Indebtedness of members of the South African Group (other than Pyramid Freight BVI) not to exceed 800,000,000 South African Rand (or its equivalent in any other currency) at any time; and, Indebtedness consisting solely of put rights or mandatorily redeemable interests with respect to equity issued by any member of the South African Group to enable such Subsidiary to maintain BBBEE status;
(b) any unsecured Indebtedness of any Subsidiary Guarantor consisting of direct obligations or Guaranties;
(c) Indebtedness of any Subsidiary of the Company (other than a member of the South African Group or Pyramid Freight BVI) in an aggregate amount not to exceed U.S.$60,000,000 (or its equivalent in any other currency) at any time;
(d) Indebtedness incurred under any Capital Lease permitted to exist under Section 10.13 in an amount not to exceed U.S.$90,000,000 (or its equivalent in any other currency) at any one time;
(e) Indebtedness of a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) owed to an Obligor or a Wholly-Owned Subsidiary (other than a member of the South African Group or Pyramid Freight BVI);

UTi Worldwide Inc.	Note Purchase Agreement
(f) Indebtedness owed by a member of the South African Group or Pyramid Freight BVI to another member of the South African Group or Pyramid Freight BVI;
(g) unsecured Indebtedness of any Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) owed to a member of the South African Group or Pyramid Freight BVI so long as such Indebtedness is contractually subordinated to such Subsidiary Guarantors’ obligations hereunder on terms reasonably satisfactory to the Required Holders;
(h) unsecured Indebtedness of a member of the South African Group or Pyramid Freight BVI owed to the Company or a Subsidiary (other than a member of the South African Group or Pyramid Freight BVI) in an amount not to exceed the lesser of (i) until the Release Date as a result of the circumstances set forth in clause (b) thereof, the amount permitted under the Existing Note Purchase Agreement or (ii) U.S.$10,000,000 (or its equivalent in any other currency);
(i) secured Indebtedness of any Subsidiary to the extent that the Lien securing such Indebtedness would be permitted pursuant to Section 10.5(g) or 10.5(h);
(j) Indebtedness under earnout arrangements in an aggregate amount of up to U.S.$65,000,000 (or its equivalent in any other currency) at any one time to the extent such indebtedness remains contingent in accordance with the terms of the earnout arrangements;
(k) any Indebtedness incurred under the Financing Agreements;
(l) existing Indebtedness in an amount not to exceed U.S.$55,000,000 of Pyramid Freight BVI to Goddard Company Limited; and
(m) Indebtedness of a Subsidiary in addition to that otherwise permitted by the foregoing provisions, provided that on the date such Subsidiary incurs or otherwise becomes liable with respect to any such Indebtedness, and immediately after giving effect to the incurrence thereof, no Default or Event of Default exists hereunder, including, without limitation, under Section 10.4.
For the purpose of this Section 10.6, any Person becoming a Subsidiary after the date of the Closing shall be deemed, at the time it becomes such a Subsidiary, to have incurred all of its then outstanding Indebtedness.

UTi Worldwide Inc.	Note Purchase Agreement
Section 10.7. Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation, limited liability company or other legal entity organized and existing under the laws of the United States or any State thereof (including the District of Columbia) or any other Permitted Jurisdiction, and, if the Company is not such corporation, limited liability company or other legal entity, (i) such corporation, limited liability company or other legal entity shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation, limited liability company or other legal entity shall have caused to be delivered to each holder of any Notes an opinion of internationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation, limited liability company or other legal entity that shall theretofore have become such in the manner prescribed in this Section 10.7 from its liability under this Agreement or the Notes.
Section 10.8. Sale of Assets. Except as permitted by Section 10.7, the Obligors will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively, a “Disposition"), any assets, including capital stock of Subsidiaries, in one or a series of transactions, to any Person, other than:
(a) Dispositions in the ordinary course of business;
(b) Dispositions by a Subsidiary to the Company or a Wholly-Owned Subsidiary which is not a member of the South African Group or Pyramid Freight BVI and Dispositions by a Subsidiary which is a member of the South African Group to a Subsidiary which is a member of the South African Group or Pyramid Freight BVI;
(c) Dispositions not otherwise permitted by clause (a) or (b) of this Section 10.8, provided that (i) the aggregate net book value of all assets so disposed of in any twelve-month period pursuant to this Section 10.8(c) does not exceed 10% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter and (ii) after giving effect to such transaction, no Default or Event of Default shall exist; and
(d) Dispositions of stock or other interests or securities, by way of merger or otherwise, of a member of the South African Group to another Person in order to obtain or maintain BBBEE status.

UTi Worldwide Inc.	Note Purchase Agreement
The Obligors may, or may permit a Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (c)(i) of the preceding sentence if:
(A) (x) in the case of a Disposition by a Person who is not a member of the South African Group, the net proceeds from such Disposition are reinvested in productive assets to be used in the existing business of the Company or a Subsidiary which is not (i) a member of the South African Group or (ii) Pyramid Freight BVI (to the extent such assets are in South Africa) and (y) in the case of a Disposition by a Person who is a member of the South African Group, the net proceeds from such Disposition are reinvested in productive assets to be used in the existing business of the Company or a Subsidiary; or
(B) (x) in the case of a Disposition by a Person who is not a member of the South African Group, the net proceeds from such Disposition are applied to the payment or prepayment of Senior Indebtedness, including an offer to prepay the Notes on a pro rata basis with other Senior Indebtedness of the Company or any Subsidiary which is not a member of the South African Group or Pyramid Freight BVI (other than Senior Indebtedness in respect of any revolving credit or similar credit facility providing the Company or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Indebtedness the available credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of Senior Indebtedness) and (y) in the case of a Disposition by a Person who is a member of the South African Group, the net proceeds from such Disposition are applied to the payment or prepayment of Indebtedness of the Company or any Subsidiary owing to any Person that is not a Subsidiary or Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Company or Subsidiary (other than Indebtedness in respect of any revolving credit or similar facility except to the extent that such facility is permanently reduced).
For purposes of foregoing clause (B)(x), the Company shall offer to prepay the Notes in accordance with Section 8.9 hereof. For purposes of the foregoing clauses (A) and (B), to the extent that the assets that are disposed of are assets owned by a Person other than a member of the South African Group or Pyramid Freight BVI, the proceeds of such Disposition shall only be applied to acquire assets, or prepay debt of, an Obligor or a Subsidiary which is not a member of the South African Group or Pyramid Freight BVI.
Notwithstanding the foregoing, at the time of any Disposition and after giving effect thereto, in no event shall Consolidated Total Assets of the Company and its Subsidiaries (other than the South African Group and Pyramid Freight BVI) constitute less than 50% of Consolidated Total Assets.
Section 10.9. Line of Business. The Obligors will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Obligors and their Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

UTi Worldwide Inc.	Note Purchase Agreement
Section 10.10. Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.
Section 10.11. Subsidiaries in South Africa. No Subsidiary of the Company incorporated in South Africa may become an obligor or guarantor under the Global Credit Facilities or Existing Financing Agreements. Neither the Company nor any Subsidiary of the Company (other than the South African Group (exclusive of Pyramid Freight BVI)) may become an obligor or guarantor under the South African Facilities. Except as permitted by Section 10.6 or otherwise outstanding on the date hereof, the Obligors will not at any time have any Indebtedness outstanding which is owed to a member of the South African Group or Pyramid Freight BVI.
Section 10.12. Minimum Debt Service Ratio. The Company will not permit the Debt Service Ratio to be, as of the end of any Measurement Period, less than 2.50 to 1.00.
Section 10.13. Capital Leases. Capital Leases of the Company and its Subsidiaries will not, at any time, exceed in the aggregate (i) U.S.$90,000,000 (or its equivalent in any other currency) plus (ii) at all times after the later to occur of June 30, 2012 or the Release Date pursuant to clause (b) of the definition thereof, such amounts as the Company and its Subsidiaries are permitted to have outstanding pursuant to Section 10.4 hereof.
Section 11. Events of Default.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a) any Obligor defaults in the payment of any principal or Make-Whole Amount or Modified Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b) any Obligor defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or
(c) (i) any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in Section 23, or (ii) any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 9.15, 10.2 through and including 10.8, 10.12 and 10.13; or
(d) any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) any Obligor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

UTi Worldwide Inc.	Note Purchase Agreement
(e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in any Financing Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f) (i) any Obligor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least U.S.$10,000,000 (or its equivalent in the relevant currency of payment) until such time as the Existing Note Purchase Agreement has been terminated and U.S.$15,000,000 (or its equivalent in the relevant currency of payment) at all times thereafter beyond any period of grace provided with respect thereto, or (ii) any Obligor or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least U.S.$10,000,000 (or its equivalent in the relevant currency of payment) until such time as the Existing Note Purchase Agreement has been terminated and U.S.$15,000,000 (or its equivalent in the relevant currency of payment) at all times thereafter or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Obligor or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least U.S.$10,000,000 (or its equivalent in the relevant currency of payment) until such time as the Existing Note Purchase Agreement has been terminated and U.S.$15,000,000 (or its equivalent in the relevant currency of payment) at all times thereafter, or (y) one or more Persons have the right to require any Obligor or any Subsidiary so to purchase or repay such Indebtedness other than (in the case of each of clauses (i) through (iii) immediately above) Indebtedness consisting of Capital Leases if the non-payment of such Indebtedness has resulted from the loss of the asset which is subject to the Capital Lease to the extent the obligations under that Capital Lease are covered by insurance; or
(g) any Obligor or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, winding-up, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, winding-up, moratorium or other similar law of any jurisdiction, (iii) makes an assignment, composition or arrangement for the benefit of its creditors, (iv) consents to the appointment of a liquidator, custodian, receiver, administrative receiver or administrator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

UTi Worldwide Inc.	Note Purchase Agreement
(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any of its Significant Subsidiaries, a liquidator, custodian, receiver, administrative receiver or administrator, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets or property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any of its Significant Subsidiaries, or any such petition shall be filed against any Obligor or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
(i) any event occurs with respect to any Obligor or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or (h), including but not limited to, (x) a Dutch Obligor being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (y) a redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under Articles L.620-1 et seq. of the French Commercial Code and (z) a winding-up, administration or dissolution (and each of those terms) and including insolvency proceedings (Insolvenzverfahren) in Germany, provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or (h); or
(j) a final judgment or judgments for the payment of money aggregating in excess of U.S.$50,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of any Obligor and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S.

UTi Worldwide Inc.	Note Purchase Agreement
Plans allocable to such liabilities, shall exceed U.S.$50,000,000 (or its equivalent in any other currency), (iv) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor or any Subsidiary thereunder, (vii) any Obligor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or (viii) any Obligor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or
(l) an Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company other than as permitted hereunder.
As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 12. Remedies on Default, Etc.
Section 12.1. Acceleration. (a) If an Event of Default with respect to any Obligor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to any Obligor, declare all the Notes held by it or them to be immediately due and payable.

UTi Worldwide Inc.	Note Purchase Agreement
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or in any other Financing Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Modified Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or Modified Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Financing Agreement upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements and any registration duty.

UTi Worldwide Inc.	Note Purchase Agreement
Section 12.5. Executive Proceedings.
(a) At the discretion of the holders of the Notes, the ratification of the position of each Spanish Obligor as a Subsidiary Guarantor under this Agreement shall be formalized in a Spanish public document (escritura pública), so that it has the status of a notarial document of loan for all purposes contemplated in article 517, paragraph 2, number 4 of the Civil Procedural Law.
(b) Upon enforcement, the sum payable by any Spanish Obligor shall be the principal amount outstanding under all Notes issued hereunder together with all accrued interest and Make-Whole Amount, if any, on such Notes. For the purposes of Articles 571 et seq. of the Civil Procedural Law, the Obligors and the holders of the Notes expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.
(c) For the purposes of Articles 571 et seq. of the Civil Procedural Law, it is expressly agreed by the Obligors and the holders of the Notes that the determination of the debt to be claimed through the executive proceedings shall be effected by the holders of the Notes by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (b) above. By virtue of the foregoing, to exercise executive action by the holders of the Notes it will be sufficient to deliver (i) an original notarial first or authentic copy of this Agreement, (ii) the notarial document (acta notarial) which incorporates the certificate issued by the holders of the Notes of the amount due by any Spanish Obligor including an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in paragraph (b) above, evidencing that the determination of the amounts due and payable by the Spanish Obligor has been calculated as agreed in this Agreement and that such amounts coincide with the balance of such accounts, and (iii) a notarial document (acta notarial) evidencing that the Obligors have been served notice of the amount that is due and payable.
(d) The amount of the balances so established shall be notified to the Obligors in an attestable manner at least three days in advance of exercising the executive action set out in paragraph (c) above.
(e) The Spanish Obligors hereby expressly authorize the holders of the Notes to request and obtain certificates and documents, including second or further copies of the deed in which the ratification of the position of the Spanish Obligors as Subsidiary Guarantors under this Agreement is formalized, issued by the notary who has formalized the ratification of the position of the Spanish Obligors as Subsidiary Guarantors under this Agreement in order to evidence its compliance with the entries of his registry-book and the relevant entry date for the purpose of article 517, paragraph 2, number 4 of the Civil Procedural Law. The cost of such certificates and documents will be for the account of the Obligors.

UTi Worldwide Inc.	Note Purchase Agreement
Section 13. Tax Indemnification.
All payments whatsoever under the Financing Agreements will be made by the Obligors in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction"), unless the withholding or deduction of such Tax is compelled by law.
If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by any Obligor under the Financing Agreements, the Obligors will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of the Financing Agreements after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of the Financing Agreements before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:
(a) any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for an Obligor, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;
(b) any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by an Obligor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of an Obligor no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

UTi Worldwide Inc.	Note Purchase Agreement
(c) any combination of clauses (a) and (b) above;
and provided further that in no event shall the Obligors be obligated to pay such additional amounts (i) to any holder of a Note not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing (the “Original Jurisdiction") in excess of the amounts that the Obligors would be obligated to pay if such holder had been a resident of the United States of America or the Original Jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or the Original Jurisdiction, as applicable, and the relevant Taxing Jurisdiction, or (ii) to any holder of a Note registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Obligors shall have given timely notice of such law or interpretation to such holder.
By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by an Obligor all such forms, certificates, documents and returns provided to such holder by such Obligor (collectively, together with instructions for completing the same, “Forms") required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide an Obligor with such information with respect to such holder as such Obligor may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to an Obligor or mailed to the appropriate taxing authority (which shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form), whichever is applicable, within 60 days following a written request of an Obligor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.
On or before the date of the Closing the Company will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in the British Virgin Islands pursuant to clause (b) of the first paragraph of this Section 13, if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.

UTi Worldwide Inc.	Note Purchase Agreement
If any payment is made by an Obligor to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by such Obligor pursuant to this Section 13, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Obligor such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.
The Obligors will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by an Obligor of any Tax in respect of any amounts paid under the Financing Agreements, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of an Obligor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.
If an Obligor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Obligor would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then such Obligor will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Obligor) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.
If an Obligor makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from such Obligor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Obligors, subject, however, to the same limitations with respect to Forms as are set forth above.
The obligations of the Obligors under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

UTi Worldwide Inc.	Note Purchase Agreement
Section 14. Registration; Exchange; Substitution of Notes.
Section 14.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 14.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than U.S.$100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than U.S.$100,000. Notwithstanding the foregoing, the Company shall not be required to register any transfer or exchange if such transfer or exchange would involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA.
Section 14.3. Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least U.S.$50,000,000 (or its equivalent in any other applicable currency) or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b) in the case of mutilation, upon surrender and cancellation thereof,

UTi Worldwide Inc.	Note Purchase Agreement
within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14.4. Representations of Transferee. Upon the transfer of any Note, each transferee must provide an executed representation letter substantially in the form set forth in Exhibit 14.4.
Section 15. Payments on Notes.
Section 15.1. Place of Payment. Subject to Section 15.2, payments of principal, Make-Whole Amount or Modified Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Royal Bank of Scotland in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 15.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount or Modified Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

UTi Worldwide Inc.	Note Purchase Agreement
Section 16. Expenses, Etc.
Section 16.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Financing Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Agreement, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated by any Financing Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed U.S.$3,000 per series of Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
Section 16.2. Certain Taxes. Each Obligor agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement, the Subsidiary Guarantee Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in any Applicable Jurisdiction or in any jurisdiction where an Obligor is organized or where an Obligor has assets or of any amendment of, or waiver or consent under or with respect to, any Financing Agreement, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Obligors pursuant to this Section 16 or any other tax of a similar nature which might be chargeable, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Obligors hereunder.
Section 16.3. Survival. The obligations of the Obligors under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Financing Agreement, and the termination of any Financing Agreement.
Section 17. Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of the Financing Agreements, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to any Financing Agreement shall be deemed representations and warranties of such Obligor under such Financing Agreement. Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

UTi Worldwide Inc.	Note Purchase Agreement
Section 18. Amendment and Waiver.
Section 18.1. Requirements. This Agreement, the Notes and the other Financing Agreements may be amended, and the observance of any term hereof, of the Notes or of any other Financing Agreement may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or Modified Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend Section 8, 11(a), 11(b), 12, 13, 18, 21, 23 or 24.9.
Section 18.2. Solicitation of Holders of Notes.
(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of the Notes or of any other Financing Agreement. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b) Payment. No Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
Section 18.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Obligors and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

UTi Worldwide Inc.	Note Purchase Agreement
Section 18.4. Notes Held by Obligors, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Financing Agreement or have directed the taking of any action provided herein or in the Notes or in any other Financing Agreement to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of its Affiliates shall be deemed not to be outstanding.
Section 19. Notices; English Language.
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized international commercial delivery service (charges prepaid), or (b) by a recognized international commercial delivery service (with charges prepaid). Any such notice must be sent:
(i) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii) if to any Obligor, to the Company at its address set forth at the beginning hereof to the attention of Lawrence R. Samuels, Chief Financial Officer, or at such other single address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 19 will be deemed given only when actually received.
Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.
This Agreement and the other Financing Agreements have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in an Applicable Jurisdiction or in any jurisdiction where an Obligor is organized or where an Obligor has assets or any other jurisdiction in respect hereof or thereof.

UTi Worldwide Inc.	Note Purchase Agreement
Section 20. Reproduction of Documents.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Obligors or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 21. Confidential Information.
For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Obligor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by such Obligor or such Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees and attorneys (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), and provided such Purchasers advise such Person of the confidential nature of such information, (ii) its financial advisors, other professional advisors, agents and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any security of an Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to

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information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement and the other Financing Agreements. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.
Section 22. Substitution of Purchaser.
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 23. Subsidiary Guarantee Agreement.
Section 23.1. Guarantee and Indemnity. Each Subsidiary Guarantor jointly and severally and irrevocably and unconditionally:
(a) guarantees to each holder of Notes punctual performance by each Obligor of all its obligations under the Financing Agreements;
(b) undertakes with each holder of Notes to pay as primary obligor and not as surety, principal, Make-Whole Amount, Modified Make-Whole Amount, interest and all other amounts due under or in connection with any Financing Agreement including but not limited to the payment of principal, interest (including default interest and post-petition interest) and the make-whole amount or swap breakage amounts or libor breakage amounts, if any, and the due and punctual payment of all other amounts payable (all such obligations so guaranteed are herein collectively referred to as the “Guaranteed Obligations"), it must immediately on demand by the Required Holders pay that amount as if it were the principal obligor in respect of that amount; and

UTi Worldwide Inc.	Note Purchase Agreement
(c) indemnifies each holder of Notes immediately on demand against any loss or liability suffered by that holder of Notes if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the holder of Notes would otherwise have been entitled to recover.
Section 23.2. Continuing Guarantee. (a) This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Financing Agreements, regardless of any intermediate payment or discharge in whole or in part.
(b) The obligations guaranteed by each Subsidiary Guarantor under this Section 23 and the losses and liabilities against which each Subsidiary Guarantor indemnifies the holders of Notes include, in each case, all amounts which arise under the Financing Agreements after a petition is filed by, or against, any Obligor under the US Bankruptcy Code of 1978 (or in analogous circumstances under any applicable law in any other applicable jurisdiction) even if the liabilities or obligations do not accrue against such Obligor because of the automatic stay under section 362 of the US Bankruptcy Code of 1978 (or because of any analogous provision under any applicable law in any other jurisdiction) or because any such obligation is not an allowed claim against such Obligor in any such bankruptcy proceedings or otherwise.
Section 23.3. Reinstatement. (a) If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Subsidiary Guarantor under this Section 23 will continue or be reinstated as if the discharge or arrangement had not occurred.
(b) Each holder of Notes may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
Section 23.4. Waiver of Defenses. (a) The obligations of each Subsidiary Guarantor under this Section 23 will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Section 23 (whether or not known to it or any holder of Notes). This includes:
(i) any time or waiver granted to, or composition with, any person;
(ii) any release of any person under the terms of any composition or arrangement;
(iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

UTi Worldwide Inc.	Note Purchase Agreement
(iv) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;
(v) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person and including notice of an adverse change in the financial condition of any Obligor or any other fact that might increase or expand any Subsidiary Guarantor’s risk hereunder;
(vi) any amendment, novation, supplement, extension or reinstatement (however fundamental and of whatever nature) of a Financing Agreement or any other document or security;
(vii) any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Financing Agreement or any other document or security;
(viii) any insolvency or similar proceedings;
(ix) notice of acceptance of this Subsidiary Guarantee Agreement;
(x) notice of any purchase of the Notes under this Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of each holder of Notes to ascertain the amount of the Guaranteed Obligations at any reasonable time;
(xi) notice of the amount of the Guaranteed Obligations, subject to such Subsidiary Guarantor’s right to make inquiry of each holder of Notes to ascertain the amount of the Guaranteed Obligations at any reasonable time;
(xii) all other notices and demands to which such Subsidiary Guarantor might otherwise be entitled;
(xiii) the defense of the “single action” rule or any similar right or protection, and the right by statute or otherwise to require any holder of Notes to institute suit against the Company or to exhaust its rights and remedies against the Company, the Subsidiary Guarantor being bound to the payment of each and all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the holders of Notes by such Subsidiary Guarantor; and
(xiv) any other defense which the Subsidiary Guarantor may have to the full and complete performance of its obligations hereunder.
(b) Each Spanish Obligor waives any right of exclusion, order or division (beneficios de excusión, orden y división) under Article 1830 et seq. of the Spanish Civil Code.

UTi Worldwide Inc.	Note Purchase Agreement
(c) Each Belgian Obligor waives any right of discussion or division (bénéfice de discussion et de division) under article 2021 and 2026 of the Belgian Civil Code.
(d) Each Guernsey Obligor waives any right it may have (whether by virtue of the droit de discussion or droit de division or otherwise) to require:
(i) that the Purchasers, before enforcing their rights against it under this Agreement, takes any action, exercises any recourse or seeks a declaration of bankruptcy against the Company or any other Person, makes any claim in a bankruptcy, liquidation, administration or insolvency of the Company or any other Person or enforces or seeks to enforce any other right, claim, remedy or recourse against the Company or any other Person;
(ii) that the Purchasers, in order to preserve any of their rights against the Guernsey Obligor, joins the Guernsey Obligor as a party to any proceedings against the Company, or the Company as a party to any proceedings against the Guernsey Obligor or takes any other procedural steps; or
(iii) that the Purchasers divide the liability of the Guernsey Obligor under this Agreement with any other Person.
Section 23.5. Immediate Recourse. (a) Each Subsidiary Guarantor waives any right it may have of first requiring any holder of Notes (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Subsidiary Guarantor under this Section 23.
(b) This waiver applies irrespective of any law or any provision of a Financing Agreement to the contrary.
Section 23.6. Appropriations. Until all amounts which may be or become payable by the Obligors under or in connection with the Financing Agreements have been irrevocably paid in full, each holder of Notes (or any trustee or agent on its behalf) may without affecting the liability of any Subsidiary Guarantor under this Section 23:
(a) (i) refrain from applying or enforcing any other moneys, security or rights held or received by that holder of Notes (or any trustee or agent on its behalf) against those amounts; or
(ii) apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and
(b) hold in an interest-bearing suspense account any moneys received from any Subsidiary Guarantor or on account of that Subsidiary Guarantor’s liability under this Section 23.

UTi Worldwide Inc.	Note Purchase Agreement
Section 23.7. Non-competition. Unless:
(a) all amounts which may be or become payable by the Obligors under or in connection with the Financing Agreements have been irrevocably paid in full; or
(b) the Required Holders, acting reasonably, otherwise direct, no Subsidiary Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Section 23:
(i) be subrogated to any rights, security or moneys held, received or receivable by any holder of Notes (or any trustee or agent on its behalf);
(ii) be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Subsidiary Guarantor’s liability under this Section 23;
(iii) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any holder of Notes (or any trustee or agent on its behalf); or
(iv) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
Each Subsidiary Guarantor must hold in trust for and immediately pay or transfer to the holders on a pro rata basis any payment or distribution or benefit of security received by it contrary to this Section 23 or in accordance with any directions given by the Required Holders under this Section 23.
Section 23.8. Release of Subsidiary Guarantors’ Right of Contribution. If any Subsidiary Guarantor ceases to be a Subsidiary Guarantor in accordance with the terms of the Financing Agreements for the purposes of any sale or other disposal of that Subsidiary Guarantor:
(a) that Subsidiary Guarantor will be released by each other Subsidiary Guarantor from any liability whatsoever to make a contribution to any other Subsidiary Guarantor arising by reason of the performance by any other Subsidiary Guarantor of its obligations under the Financing Agreements; and
(b) each other Subsidiary Guarantor will waive any rights it may have by reason of the performance of its obligations under the Financing Agreements to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any holder of Notes under any Financing Agreement or of any other security taken under, or in connection with, any Financing Agreement where the rights or security are granted by or in relation to the assets of the retiring Subsidiary Guarantor.

UTi Worldwide Inc.	Note Purchase Agreement
Section 23.9. Releases. Each Subsidiary Guarantor consents and agrees that, without notice to or by such Subsidiary Guarantor and without impairing, releasing, abating, deferring, suspending, reducing, terminating or otherwise affecting the obligations of such Subsidiary Guarantor hereunder, each holder of Notes, in the manner provided herein, by action or inaction, may:
(a) compromise or settle, renew or extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not, enforce, or may, by action or inaction, release all or any one or more parties to, this Agreement;
(b) assign, sell or transfer, or otherwise dispose of, any one or more of the Notes;
(c) grant waivers, extensions, consents and other indulgences to any Obligor in respect of this Agreement or the Notes;
(d) amend, modify or supplement in any manner and at any time (or from time to time) this Agreement or the Notes including, without limitation, by any increase in the principal amount of any Notes or any change in interest rates or Make-Whole Amount or Modified Make-Whole Amount or swap breakage determinations;
(e) release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations whether parties hereto or not;
(f) sell, exchange, release or surrender any property at any time pledged or granted by the Company or any Subsidiary Guarantor as security in respect of the Guaranteed Obligations in accordance with the agreement or instrument granting any such security;
(g) exchange, enforce, waive, or release, by action or inaction, any security for the Guaranteed Obligations or any other guarantee of any of the Notes; and
(h) do any other act or event which could have the effect of releasing the Subsidiary Guarantor from the full and complete performance of its obligations hereunder.
Section 23.10. Marshaling. Each Subsidiary Guarantor consents and agrees that:
(a) each holder of Notes shall be under no obligation to marshal any assets in favor of any Subsidiary Guarantor or against or in payment of any or all of the Guaranteed Obligations; and
(b) to the extent the Company makes a payment or payments to any holder of Notes, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required, for any of the foregoing reasons or for any other reason, to be repaid or paid over to a custodian, trustee, receiver, or any other party under any bankruptcy law, common law, or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and each Subsidiary Guarantor shall be primarily liable for such obligation.

UTi Worldwide Inc.	Note Purchase Agreement
Section 23.11. Liability. Each Subsidiary Guarantor agrees that the liability of each Subsidiary Guarantor in respect of this Section 23 shall be immediate, and shall not be contingent upon the exercise or enforcement by any holder of Notes of whatever remedies such holder may have against the Company or the enforcement of any Lien or realization upon any security such holder may at any time possess.
Section 23.12. Character of Obligation. The Guaranty set forth in this Section 23 is a primary and original obligation of each Subsidiary Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee of payment and performance (and not of collectability) and shall remain in full force and effect until the full, final and indefeasible payment in cash of the Guaranteed Obligations without respect to future changes in conditions, except as provided in Section 9.11.
The obligations of each Subsidiary Guarantor under this Subsidiary Guarantee Agreement and the rights of the holders of Notes to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise, including, without limitation, claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, set-off, counterclaim, recoupment or termination whatsoever.
Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by:
(a) any default, failure or delay, willful or otherwise, in the performance by any Obligor of any obligations of any kind or character whatsoever of such Obligor;
(b) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of any Obligor or any other Person or in respect of the property of any Obligor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation or winding up of any Obligor or any other Person;
(c) impossibility or illegality of performance on the part of any Obligor of its obligations under any Financing Agreement or any other instruments or agreements;
(d) the validity or enforceability of any Financing Agreement or any other instruments or agreements;

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(e) in respect of any Obligor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to any Obligor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotions, acts of terrorism, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of any Obligor or any other Person and whether or not of the kind hereinbefore specified;
(f) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, debt, obligations or liabilities of any charter, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under any Financing Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;
(g) any order, judgment, decree, law, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by any party of its respective obligations under any instruments; or
(h) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Subsidiary Guarantor in respect of the obligations of any Subsidiary Guarantor under this Subsidiary Guarantee Agreement.
Section 23.13. Election to Perform Obligations. Any election by any Subsidiary Guarantor to pay or otherwise perform any of the obligations of any Obligor under any Financing Agreement, whether pursuant to this Section 23 or otherwise, shall not release such Obligor from such obligations (except to the extent such obligation is indefeasibly paid or performed) or any of such Obligor’s other obligations under this Agreement.
Section 23.14. No Election. Each holder of Notes shall have the right to seek recourse against each Subsidiary Guarantor to the fullest extent provided for in this Section 23 and elsewhere as provided in this Agreement, and against the Company, to the full extent provided for in this Agreement. Each Subsidiary Guarantor hereby acknowledges that it has other undertakings in this Agreement and running in favor of each of the holders of Notes that are separate and apart from its obligations under this Section 23. No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the right of such holder of Notes to proceed in any other form of action or proceeding or against other parties unless such holder of Notes has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by any holder of Notes against the Company or any Subsidiary Guarantor under any document or instrument evidencing obligations of the Company or such Subsidiary Guarantor to such holder of Notes shall serve to diminish the liability of such Subsidiary Guarantor under this Agreement (including, without limitation, this Section 23) except to the extent that such holder of Notes finally and unconditionally shall have realized payment of the Guaranteed Obligations by such action or proceeding, notwithstanding the effect of any such action or proceeding upon such Subsidiary Guarantor’s right of subrogation against the Company.

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Section 23.15. Severability. Each of the rights and remedies granted under this Section 23 to the holder of Notes in respect of the Notes held by such holder may be exercised by such holder without notice by such holder to, or the consent of or any other action by, any other holder of Notes.
Section 23.16. Other Enforcement Rights. Each holder of Notes may proceed to protect and enforce the Subsidiary Guarantee Agreement under this Section 23 by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in this Section 23 or in execution or aid of any power herein granted or for the recovery of judgment for or in respect of the Guaranteed Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law.
Section 23.17. Restoration of Rights and Remedies. If any holder of Notes shall have instituted any proceeding to enforce any right or remedy in this Section 23 and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder, the Company and each Subsidiary Guarantor shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to their respective former positions hereunder and thereunder, and thereafter the rights and remedies of such holder shall continue as though no such proceeding had been instituted.
Section 23.18. Survival. So long as the Guaranteed Obligations shall not have been fully and finally performed and indefeasibly paid, the obligations of each Subsidiary Guarantor under this Section 23 shall survive the transfer and payment of any Note and the payment in full of all the Notes.
Section 23.19. Miscellaneous. So long as the Guaranteed Obligations owed by the Company shall not have been fully and finally performed and indefeasibly paid, each Subsidiary Guarantor (to the fullest extent that it may lawfully do so) expressly waives any claim of any nature arising out of any right of indemnity, contribution, reimbursement or any similar right in respect of any payment made by such Subsidiary Guarantor on or with respect to such Guaranteed Obligations under this Section 23 or in connection with this Section 23 or otherwise, or any claim of subrogation arising with respect to any such payment made under this Section 23 or otherwise, against any Obligor or the estate of such Obligor (including Liens on the property of such Obligor or the estate of such Obligor), in each case if, and for so long as, such Obligor is the subject of any proceeding brought under any bankruptcy, reorganization, arrangement, insolvency, administration, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and further agrees that it will not file any claims against such Obligor or the estate of such Obligor in the course of such proceeding in respect of the rights referred to in this Section 23, and further agrees that each holder of Notes may specifically enforce the provisions of this Section 23. This clause creates a promise which is intended to create obligations enforceable at the suit of each holder of Notes.

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If an Event of Default exists, then the holders of Notes shall have the right to declare all of the Guaranteed Obligations to be, and such Guaranteed Obligations shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which have been expressly waived by the Company and the Subsidiary Guarantors, and notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Guaranteed Obligations from becoming automatically due and payable) as against the Company. In any such event, the holders of Notes shall have immediate recourse to such Subsidiary Guarantor to the fullest extent set forth herein.
Section 23.20. Limitation. Anything herein or in the Notes to the contrary notwithstanding, the liability of each Subsidiary Guarantor under this Agreement shall in no event exceed an amount equal to the maximum amount which can be legally guaranteed by such Subsidiary Guarantor under applicable laws relating to the insolvency of debtors and fraudulent conveyance.
Section 23.21. Written Notice. Notwithstanding any other provision of this Section 23, in the event of any acceleration of the Notes in accordance with the provisions of Section 12 hereof, any requirement of written notice to, or demand of, the Subsidiary Guarantors pursuant to this Section 23 shall be deemed automatically satisfied upon such acceleration without further action on the part of any holder (notwithstanding any stay, injunction or other prohibition preventing any notice, demand or acceleration).
Section 23.22. Unenforceability of Obligations. As a separate and continuing undertaking, each Subsidiary Guarantor unconditionally and irrevocably undertakes to each holder of Notes that, should any Guaranteed Obligations not be recoverable against such Subsidiary Guarantor under this Subsidiary Guarantee Agreement on the footing of a guarantee for any reason, including, without limitation, a provision of this Subsidiary Guarantee Agreement or an obligation (or purported obligation) of any Obligor to pay any Guaranteed Obligation being or becoming void, voidable, unenforceable or otherwise invalid, and whether or not that reason is or was known to any holder of Notes, and whether or not that reason is:
(a) a defect in or lack of powers affecting any Obligor, or the irregular exercise of those powers; or
(b) a defect in or lack of authority by a Person purporting to act on behalf of any Obligor; or

UTi Worldwide Inc.	Note Purchase Agreement
(c) a dissolution, change in status, constitution or control, reconstruction or reorganization of any Obligor (or the commencement of steps to effect the same), then such Subsidiary Guarantor will, as a separate and additional obligation under this Subsidiary Guarantee Agreement, indemnify the holder of Notes concerned immediately on demand against the amount which such holder would otherwise have been able to recover (on a full indemnity basis). In this subsection 23.22 the expression “Guaranteed Obligations” includes any Indebtedness which would have been included in that expression but for anything referred to in this clause.
Section 23.23. Contribution. To the extent of any payments made under this Subsidiary Guarantee Agreement, each Subsidiary Guarantor making such payment shall have a right of contribution from the other Subsidiary Guarantors, but such Subsidiary Guarantor covenants and agrees that such right of contribution shall be subordinate in right of payment to the rights of the holders of the Notes for which full payment has not been made or provided for and, to that end, such Subsidiary Guarantor agrees not to claim or enforce any such right of contribution unless and until all of the Notes and all other sums due and payable under the Agreement have been fully and irrevocably paid and discharged.
Section 23.24. Additional Security. This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any holder of Notes.
Section 23.25. Limitations — Belgium. This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance under Articles 329, 430 and/or 629 of the Belgian Corporate Code (Code des Sociétés).
Section 23.26. Limitations — Spain. This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance under Article 81 of the Spanish Joint Stock Company Law (Real Decreto Legislativo 1564/1989, de 22 de Diciembre, por el que se aprueba el Texto Refundido de la Ley de Sociedades Anónimas) and/or under Article 40.5 of the Spanish Private Limited Companies Law (Ley 2/1995, de 23 de marzo, de Sociedades de Responsabilidad Limitada). Further, the maximum amount of any guarantee provided by a Spanish Obligor shall be limited to the amount that would make the net worth of the Spanish Guarantor reduce to two thirds of its share capital, or, in any case, to the amount that would render the Spanish Obligor unable to pay its debts as they fall due or need to enter into negotiations with its creditors and/or file for the opening of bankruptcy (concurso) proceedings minus one euro.
Section 23.27. Limitations — Hong Kong. This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 47A of the Companies Ordinance (Cap.32) of the Laws of Hong Kong.

UTi Worldwide Inc.	Note Purchase Agreement
Section 23.28. Limitations — Germany. (a) Each holder of Notes agrees that its right to enforce any guarantee or indemnity granted by a Subsidiary Guarantor incorporated in Germany which is constituted in the form of a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung) as general partner (GmbH & Co. KG) or a limited liability company (Gesellschaft mit beschränkter Haftung GmbH) (each a “Relevant German Obligor") shall, if and to the extent that such guarantee or indemnity is an up-stream or cross-stream security which secures liabilities of the Relevant German Obligor’s shareholders or of an affiliated company (verbundenes Unternehmen) of any such shareholder within the meaning of §15 of the German Stock Corporation Act (Aktiengesetz) of such Relevant German Obligor, at all times be limited if and to the extent that (i) the enforcement of the guarantee granted by the Relevant German Obligor would cause the Relevant German Obligor’s, and, in the case of a GmbH & Co. KG, also such Relevant German Obligor’s general partner’s, assets (the calculation of which shall include all items set forth in §266(2) A, B, and C of the German Commercial Code (Handelsgesetbuch) less the Relevant German Obligor’s or in the case of a GmbH & Co. KG, such Relevant German Obligor’s general partner’s, liabilities (the calculation of which shall take into account the captions reflected in §266(3) B, C (but disregarding, for the avoidance of doubt, the Relevant German Obligor’s liabilities under this Agreement and D of the German Commercial Code) (the “Net Asset"), being less than its respective registered share capital (Stammkapital) plus reserves for its own shares (Rücklage für eigene Anteile) (the aggregate of the registered share capital and the shares for its own shares, the “Protected Capital") (Begruendung einer Unterbilanz) or (ii) where the amount of the Relevant German Obligor’s Net Assets (or the Net Assets of its general partner if the Relevant German Obligor is a GmbH & Co. KG) are already less than its Protected Capital causing such amount to be further reduced (Vertiefung einer Unterbilanz).
(b) For the purposes of the calculation of the amounts to which enforcement is limited, the following balance sheet items shall be adjusted as follows:
(i) the amount of any increase after the date of this Agreement of the Relevant German Obligor’s, or, in the case of a German GmbH & Co. KG, its general partner’s, registered share capital (1) which has been effected without the prior written consent of the Required Holders and which is made out of retained earnings (Kapitalerhöhug aus Gesellschaftsmitteln) or (2) to the extent that it is not fully paid up shall be deducted from the share capital; and
(ii) loans and other contractual liabilities incurred in violation of any Financing Agreement shall be disregarded.
(c) The limitations set out in paragraphs (a) and (b) above shall only apply if:
(i) within five (5) Business Days following the receipt of notice of enforcement of the guarantee the managing directors of the Relevant German Obligor have confirmed in writing to the holders of Notes (A) to what extent the guarantee is an up-stream or cross-stream security and (B) the amount which cannot be enforced due to it causing the Net Assets of the Relevant German Obligor to fall below its stated share capital and such confirmation is supported by interim financial statements up to the end of the last completed calendar month (the “Management Determination"); or
(ii) within ten (10) Business Days from the date the Required Holders have contested the Management Determination the holders of Notes receive an up to date balance sheet drawn-up by a firm of auditors of international standard and repute together with a determination of the Net Assets. Such balance sheet and determination of Net Assets shall be prepared in accordance with accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch) and be based on the same principles that were applied when establishing the previous year’s balance sheet.

UTi Worldwide Inc.	Note Purchase Agreement
(d) Should the Relevant German Obligor fail to deliver such balance sheets and/or determinations of the Net Assets within the time periods referred to above the holders of Notes shall be entitled to enforce the security granted under this Agreement subject only to paragraphs (a) and (b) above.
(e) For the avoidance of doubt, nothing in this Agreement shall be interpreted as a restriction or limitation of:
(i) the enforcement of the guarantee to the extent such guarantee guarantees obligations of a Subsidiary Guarantor incorporated in Germany itself or obligations of any of its Wholly-Owned Subsidiaries or
(ii) the enforcement of any claim of any holder of Notes against the Company (in such capacity) under this Agreement.
Section 23.29. Limitations — the Netherlands. The guarantee and indemnities contained in this Section 23 do not apply to any liability to the extent that that liability would result in any Subsidiary Guarantor violating any applicable financial assistance laws.
Section 23.30. U.S. Guarantors. (a) In this Subsection:
“fraudulent transfer law” means any applicable bankruptcy and fraudulent transfer and conveyance statute and any related case law of the United States of America or any State thereof (including the District of Columbia); and
terms used in this Subsection are to be construed in accordance with the fraudulent transfer laws.
(b) Each U.S. Guarantor acknowledges that:
(i) it will receive valuable direct or indirect benefits as a result of the transactions financed by the Financing Agreements;
(ii) those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and
(iii) each holder of Notes has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Financing Agreements.
(c) Each holder of Notes agrees that each U.S. Guarantor’s liability under this Section 23 is limited so that no obligation of, or transfer by, any U.S. Guarantor under this Section 23 is subject to avoidance and turnover under any fraudulent transfer law.

UTi Worldwide Inc.	Note Purchase Agreement
(d) Each U.S. Guarantor represents and warrants to each holder of Notes that:
(i) the fair value of its consolidated assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP;
(ii) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its or their debts as they become absolute and matured;
(iii) it is able to realize upon its or their assets and pay its or their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
(iv) it has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature;
(v) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital; and
(vi) it has not made a transfer or incurred an obligation under this Agreement or any other Financing Agreement with the intent to hinder, delay or defraud any of its present or future creditors.
(e) Each acknowledgement, representation and warranty:
(i) in Section 23.30(b) is made by each U.S. Guarantor on the date of this Agreement;
(ii) in Section 23.30(d) is made on the date of this Agreement by each U.S. Guarantor on an individual basis or in the case of a U.S. Guarantor that has Subsidiaries that are also Subsidiary Guarantors, on the basis of the consolidated assets and liabilities of that U.S. Guarantor and its Subsidiaries that are Subsidiary Guarantors.
(iii) in this Section 23.30 is deemed to be repeated whenever a representation is deemed to by repeated under any Financing Agreement; and
(iv) in this Section 23.30 is, when repeated, applied to the circumstances existing at the time of repetition.
Section 23.31. Limitations — UK. This guarantee does not apply to any liability to the extent that it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of s151 of the Companies Act 1985.

UTi Worldwide Inc.	Note Purchase Agreement
Section 23.32. Limitation on Pyramid Freight. Under this Section 23.32 the liability of Pyramid Freight BVI is limited to the aggregate amount generated from any of its assets not located in South Africa. Notwithstanding any term of this Section 23.32, nothing in this Section will result in Pyramid Freight, South Africa being liable to apply assets located in South Africa in respect of this Agreement.
Section 23.33. Limitations — Singapore. This Subsidiary Guarantee Agreement does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 76 of the Companies Act (Cap 50) of the Statutes of the Republic of Singapore.
Section 23.34. Irish Obligors. Each holder of Notes agrees that the liability of each Irish Obligor under this Section 23 does not apply or extend to any liability to the extent that it would result in this Subsidiary Guarantee Agreement constituting unlawful financial assistance within the meaning of Section 60 (as amended) of the Companies Act 1963 of Ireland.
Section 23.35. Guarantor Intent. Without prejudice to the generality of Section 23.4 (Waiver of Defenses), each Subsidiary Guarantor expressly confirms that it intends that this Subsidiary Guaranty Agreement shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Financing Agreements and/or any facility or amount made available under any of the Financing Agreements for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
Section 24. Miscellaneous.
Section 24.1. Successors and Assigns. All covenants and other agreements contained in this Agreement and the other Financing Agreements by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 24.2. Payments Due on Non-Business Days. Anything in this Agreement, the Notes or in any other Financing Agreement to the contrary notwithstanding (but without limiting the requirement in Section 8.6 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

UTi Worldwide Inc.	Note Purchase Agreement
Section 24.3. Accounting Terms. (a) All accounting terms used herein or in any other Financing Agreement which are not expressly defined in this Agreement or such other Financing Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement or in any other Financing Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP. Notwithstanding anything to the contrary herein, for purposes of determining compliance with the financial covenants contained in this Agreement or any other Financing Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10-25 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(b) If there is a change in GAAP after the date of this Agreement that will effect the calculation of any financial covenant contained in Section 9 or Section 10, then after the announcement but prior to the implementation of any such changes the Company shall, in consultation with its independent accountants, negotiate in good faith with the holders of Notes for a period of at least 90 days to make any necessary adjustments to such covenant or any component of financial computations used to calculate such covenant to provide the holders of the Notes with substantially the same protection as such covenant intended to provide prior to the relevant change in GAAP. During such 90-day period and in the event that no agreement is reached by the end of such 90-day negotiation period, the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect at the date of this Agreement and each subsequent compliance certificate delivered to holders of Notes pursuant to Section 7.2 shall include detailed reconciliations reasonably satisfactory to the Required Holders as to the effect of such change in GAAP with respect to the relevant covenants (including an independent auditors certificate if so reasonably requested by the Required Holders).
Section 24.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 24.5. Construction, Etc. Each covenant contained herein and in any other Financing Agreement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein and in such other Financing Agreement, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement and the other Financing Agreements shall be deemed to be a part hereof and thereof, as the case may be.

UTi Worldwide Inc.	Note Purchase Agreement
Section 24.6. Counterparts. This Agreement and the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 24.7. Governing Law. This Agreement and (except as otherwise expressly stated therein) the other Financing Agreements shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 24.8. Jurisdiction and Process; Waiver of Jury Trial. (a) Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Financing Agreement. To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b) Each Obligor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c) Each Obligor consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 24.8(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to Corporation Service Company, as its agent for the purpose of accepting service of any process in the United States. Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices under this Section 24.8 shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d) Nothing in this Section 24.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against an Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

UTi Worldwide Inc.	Note Purchase Agreement
(e) Each Obligor hereby irrevocably appoints Corporation Service Company to receive for it, and on its behalf, service of process in the United States.
(f) The Parties hereto hereby waive trial by jury in any action brought on or with respect to this agreement, the notes or any other document executed in connection herewith or therewith.
Section 24.9. Obligation to Make Payment in Dollars. Any payment on account of an amount that is payable hereunder or under the Notes or under any other Financing Agreement in Dollars which is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Obligor, shall constitute a discharge of the obligation of the Obligors under this Agreement, the Notes or such other Financing Agreements only to the extent of the amount of Dollars which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such holder, each Obligor agrees, jointly and severally, to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement, the Notes and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder, under the Notes or under the other Financing Agreements or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.
* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Obligors.

Very truly yours, UTi Worldwide Inc.
By:	/s/ Craig Braun
Duly Authorized Signatory (acting pursuant
to, and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

UTi (Aust) Pty Limited
UTi Belgium N.V.
UTi Logistics N.V.
Goddard Company Limited
Pyramid Freight (Proprietary) Limited
UTi International Inc.
UTi Networks Limited
UTi, Canada, Inc.
UTi Canada Contract Logistics Inc.
UTi Deutschland GmbH
UTi (HK) Limited
UTi Global Services B.V.
UTi Nederland B.V.
UTi Technology Services Pte Ltd.
UTi Worldwide (Singapore) Pte Ltd.
Servicios Logisticos Integrados SLI SA
UTi Iberia S.A.
UTi Worldwide (UK) Limited
UTi Inventory Management Solutions Inc
Concentrek, Inc.
InTransit, Inc.
Market Transport, Ltd.
Sammons Transportation, Inc.
UTi, United States, Inc.
UTi Integrated Logistics, Inc.

By:	/s/ Craig Braun
Authorized Signatory

This Agreement is hereby accepted and agreed to as of the date thereof.

The Prudential Insurance Company of America

By	/s/ Cornelia Cheng

Vice President

Prudential Retirement Insurance and Annuity Company

By:	Prudential Investment Management, Inc., as investment manager

	By	/s/ Cornelia Cheng

Vice President

Gibraltar Life Insurance Co., Ltd.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

	By	/s/ Cornelia Cheng

Vice President

The Prudential Life Insurance Company, Ltd.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

	By	/s/ Cornelia Cheng

Vice President

Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“2006 Notes” means those certain 6.31% Series Unsecured Guaranteed Notes due July 13, 2011 issued by the Company on June 13, 2006.
“2009 Covenants” means each of the covenants set forth in Sections 9.8, 9.12, 10.2, 10.3 and 10.15 of the Existing Note Purchase Agreement.
“2011 Agreements” means this Agreement, the Global Credit Facilities and the South African Facilities.
“action” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).
“Additional Guarantor” is defined in Section 9.10.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to any Obligor, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such Obligor or any Subsidiary or any Person of which such Obligor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Applicable Jurisdiction” means the United States of America or any State thereof, the British Virgin Islands, Australia, Canada or any province thereof, Germany, Guernsey, Hong Kong, the Netherlands, Spain, Belgium, Ireland, Singapore, and the United Kingdom.
“Bank of the West Facility” means the Credit Agreement dated as of June _____, 2011 between the Company, the subsidiary guarantors thereunder and the Bank of the West.
“BBBEE” means Broad Based Black Economic Empowerment or any successor legislation in South Africa.
“Belgium Facility” shall mean the credit facility between KBC Bank NV (or an affiliate or subsidiary thereof) and the Company and/or one or more of its Subsidiaries, which is expected to include an approximately EUR 10,000,000 revolving credit facility and an approximately EUR 15,000,000 guarantee facility.
Schedule B
(to Note Purchase Agreement)

“Blocked Person” is defined in Section 5.16(a).
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“CASS” means the Cargo Air Settlement System of Cargo Network Services Corp., a Subsidiary of the International Air Transport Association.
“CASS Agreement” means that certain Cargo Agency and Authorized Intermediary Agreement, dated 31st December, 2001 between The Cargo Network Services Corporation and UTi, United States, Inc., as such is amended, restated or replaced from time to time.
“Cession in Security Agreement” means the cession in security agreement between Pyramid Freight, South Africa and Nedbank Limited to secure the obligations of members of the South African Group under the South African Facilities.
“Change of Control” means any of the following events or circumstances:
(i) if any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Company’s voting stock, or
(ii) the acquisition after the date of the Closing by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) of (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (b) all or substantially all of the properties and assets of the Company.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” means UTi Worldwide Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands with BVI company number 141257 or any successor that becomes such in the manner prescribed in Section 10.7.

“Confidential Information” is defined in Section 21.
“Consolidated EBITDA” means the consolidated net Pre-taxation Profits of the Group for a Measurement Period:
(a) including the net Pre-taxation Profits of a member of the Group or business or assets acquired by a member of the Group during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but
(b) excluding the net Pre-taxation Profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and
(c) excluding (except for purposes of Section 9.15) any non-cash impairments or write-ups of intangible assets, and all as adjusted by:
(i) adding back Consolidated Interest Payable;
(ii) for purposes of Section 9.15 only, taking no account of any extraordinary item (or any exceptional items); and
(iii) adding back depreciation and amortization.
“Consolidated Fixed Charges” means the sum of (a) Consolidated Interest Payable and (b) all scheduled principal payments (excluding payments on revolving borrowings which can be re-borrowed) on Indebtedness for the 12 months immediately succeeding such date.
“Consolidated Interest Payable” means all interest and other financing charges (whether, in each case, paid, payable or capitalized) incurred by the Group during a Measurement Period.
“Consolidated Net Worth” means at any time the aggregate of:
(a) the amount paid up or credited as paid up on the issued share capital of the Company; and
(b) the net amount standing to the credit (or debit) of the consolidated reserves of the Group, based on the latest published consolidated balance sheet of the Company (the “latest balance sheet") but adjusted by:
(i) deducting any amount attributable to any mandatorily redeemable preference shares redeemable before the Final Maturity Date;

(ii) deducting any dividend or other distribution proposed, declared or made by the Company (except to the extent it has been taken into account in the latest balance sheet); and
(iii) deducting any amount attributable to an upward revaluation of assets after the date of the Original Financial Statements or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group.
“Consolidated Tangible Assets” means Consolidated Total Assets less all intangible assets of the Group.
“Consolidated Total Assets” means, at any time, the total assets of the Group as of such time determined in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
“Consolidated Total Debt” means, without duplication, (a) all Indebtedness of the Group on a consolidated basis plus
(b) any liability arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset; and
(c) any Guaranty of a member of the Group with respect to liabilities of the type referred to in clause (b) above.
“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Debt Service Ratio” means, for any Measurement Period the ratio of (a) Consolidated EBITDA less distributions, dividends and redemptions on account of or with respect to capital stock or other equity interests of the Company or any Subsidiary (other than those (i) required to be paid under agreements entered into with Persons in order to obtain or maintain BBBEE status and (ii) received by the Company or a Subsidiary during such Measurement Period) to (b) Consolidated Fixed Charges.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes and (ii) 2% per annum over the rate of interest publicly announced by Royal Bank of Scotland in New York, New York as its “base” or “prime” rate.

“disposal” where it relates to a German Obligor includes:
(i) the entry into an agreement upon a priority notice (Auflassungsvormerkung);
(ii) an agreement on the transfer of title to a property (Auflassung); and
(iii) the partition of its ownership in a property (Grundstücksteilung).
“Disposition” is defined in Section 10.8.
“Disposition Prepayment Date” is defined in Section 8.9.
“Disposition Response Date” is defined in Section 8.9.
"Distribution” includes if a member of the Group (i) declares, makes or pays any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital); or (ii) repays or distributes any dividend or share premium reserve.
“Dollars” or “$” or “U.S.$” means lawful money of the United States of America.
“duly authorized” where it relates to a Dutch Obligor, includes without limitation:
(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii) obtaining an unconditional positive advice (advies) from the competent works council(s).
“Dutch Civil Code” means the Burgerlijk Wetboek.
“Dutch Obligor” means an Obligor incorporated or formed in the Netherlands.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Obligor under section 414 of the Code.

“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Financing Agreements” means the Existing Note Purchase Agreement, the notes issued thereunder and the guarantee provided therein, all as amended, restated, modified, supplemented, replaced or refinanced from time to time.
“Existing Note Purchase Agreement” means that certain Note Purchase Agreement dated as of July 9, 2009 between the Company, the subsidiary guarantors described therein and the purchasers of notes signatory thereto, as amended or modified from time to time.
“Final Maturity Date” means August 24, 2018.
“financial assistance” where it relates to a Dutch Obligor means any act contemplated by:
(i) (for a besloten vennootschap) Article 2:207(c) of the Dutch Civil Code; or
(ii) (for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code.
“Financing Agreements” means the Notes, this Agreement and the Subsidiary Guarantee Agreement in each case, as amended, restated, modified, supplemented, replaced or refinanced from time to time.
“Form 10-K” is defined in Section 7.1(b).
“Form 10-Q” is defined in Section 7.1(a).
“French Commercial Code” means the Code de Commerce.
“GAAP” means generally accepted accounting principles, standards and practices as in effect from time to time in the United States, provided that from and after the date on which the Company is required or elects to adopt International Financial Reporting Standards (“IFRS”), GAAP shall mean IFRS as in effect from time to time.
“German Facility” shall mean the credit facility between Commerzbank AG (or an affiliate or subsidiary thereof) and the Company and/or one or more of its Subsidiaries, which is expected to include a revolving credit facility of approximately EUR 17,000,000.
“Global Credit Facilities” shall mean the (a) Bank of the West Facility, (b) the Nedbank Facility, (c) the RBS Facility (d) the German Facility and (e) the Belgium Facility, as amended, restated, modified, supplemented, replaced or refinanced from time to time, and any subsequent agreement or agreements entered into by one or more members of the Group which are similar to the Global Credit Facilities or which constitute, taken as a whole, the Group’s main credit facilities.

“Governmental Authority” means
(a) the government of
(i) the Applicable Jurisdiction or any State or other political subdivision of either thereof, or
(ii) any other jurisdiction in which any Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Obligor or any Subsidiary, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Group” means the Company and its Subsidiaries.
"guarantee” where it relates to a French Subsidiary includes any cautionnement, aval and any garantie which is independent from the debt to which it relates.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such indebtedness or obligation or any property constituting security therefor;
(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Guernsey Obligor” means an Obligor incorporated or formed in the Bailiwick of Guernsey.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which is required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.
“IFRS” means International Financial Reporting Standards as in effect from time to time which are adopted by the International Accounting Standards Board.
“inability to pay its debts” where it relates to a French Subsidiary includes that person being in a state of cessation des paiements. Where it relates to a German Obligor includes that person being in a state of illiquidity (Zahlungsunfähigkeit) or being overindebted (Überschuldung) or being at risk of being unable to pay its debts as they fall due (drohende Zahlungsunfähigkeit) all within the meaning of §17-§19 (each inclusive) German Insolvency Code.
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a) (i) its liabilities for borrowed money and (ii) its redemption obligations in respect of mandatorily redeemable Preferred Stock redeemable before the Final Maturity Date;
(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c) (i) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e) all liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
(f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For the avoidance of doubt, any obligation relating to the obligations of a member of the Group arising in the ordinary course of its trade for purposes other than to raise financing including, without limitation, contingent trade related reimbursement obligations, bonds and undrawn letters of credit issued to customs or tax authorities in the ordinary course of business not constituting debt for borrowed money, shall be excluded from the calculation of Indebtedness.
“insolvent” where it relates to a German Obligor includes illiquidity (Zahlungsunfähigkeit) an imminent inability to pay debts as they fall due (drohende Zahlungsunfähigkeit) and overindebtedness (Überschuldung).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than U.S.$2,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Joinder Agreement” is defined in Section 9.10.
“Joint Venture” means any joint venture entity, partnership or similar person, the ownership of or other interest in which does not require any member of the Group to consolidate the results of such person with their own as a Subsidiary.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Lien” where it relates to a Dutch Obligor includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).
“Make-Whole Amount” is defined in Section 8.8.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of any Obligor to perform its obligations under any Financing Agreement, or (c) the validity or enforceability of any Financing Agreement.
“Material Indebtedness” means any arrangement with respect to Indebtedness of any member of the Group to a creditor (other than a member of the Group) the principal amount of which is at least U.S.$15,000,000 (or the equivalent in any other currency).
“Measurement Period” means a period of 12 months ending on the last day of a financial quarter year of the Company.
“Modified Make-Whole Amount” is defined in Section 8.8.
“moratorium” where it relates to a Dutch Obligor includes surséance van betaling and “granted a moratorium” includes surséance verleend.
“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA) to which any Obligor or any ERISA Affiliate contributes or has made contributions at any time within the immediately preceding five plan years.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Nedbank Facility” means that certain Amended and Restated Letter of Credit and Cash Draw Agreement among the Company, the subsidiary guarantors thereunder and Nedbank Limited dated as of June 24, 2011.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Obligor or any Subsidiary primarily for the benefit of employees of such Obligor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes” is defined in Section 1.
“Obligors” means the Company and the Subsidiary Guarantors.
“OFAC” is defined in Section 5.16(a).
“OFAC Listed Person” is defined in Section 5.16(a).
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company or any other applicable Obligor, as the context indicates, whose responsibilities extend to the subject matter of such certificate.
“Original Financial Statements” means the Form 10-K of the Company for the fiscal year ended January 31, 2011.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Jurisdiction” means (a) the United States of America or any State thereof, (b) the British Virgin Islands and (c) any other country that on the April 30, 2004 was a member of the European Union (other than Greece, Italy, Portugal, Spain or Turkey).
“Person” means an individual, partnership, corporation, company, body corporate, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee pension plan” (as defined in section 3(2) of ERISA) subject to Title IV of ERISA, but excluding Multiemployer Plans, that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Obligor or any ERISA Affiliate or with respect to which such Obligor or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Pre-taxation Profits” means net income adding back minority interest expense and provision for income tax.
“Primary Credit Facility” shall mean any credit, letter of credit facility or other borrowing facility of any type entered into by the Company or any Subsidiary Guarantor which represents borrowings or commitments of U.S.$15,000,000 (or its equivalent in any other currency) or more.
“Priority Debt” means the sum, without duplication, of (i) Consolidated Total Debt secured by Liens not otherwise permitted by clauses (a) through (m) of Section 10.5; and (ii) all other Consolidated Total Debt of Subsidiaries not otherwise permitted pursuant to clauses (a) through (l) of Section 10.6.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“Purchaser” is defined in the first paragraph of this Agreement.
“Pyramid Freight” means Pyramid Freight BVI and Pyramid Freight, South Africa.
“Pyramid Freight BVI” means Pyramid Freight (Proprietary) Limited a company incorporated with limited liability in the British Virgin Islands with BVI company number 530960 (excluding Pyramid Freight, South Africa).
“Pyramid Freight, South Africa” means Pyramid Freight (Proprietary) Limited, South Africa branch, a branch of Pyramid Freight BVI with company number 1987/003687/10 in respect only of its operations in South Africa.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“RBS Facility” means the Amended and Restated Letter of Credit Agreement among the Company, the subsidiary guarantors thereunder and The Royal Bank of Scotland N.V. dated as of June 24, 2011.
“receiver” or “administrator” where it relates to a French Subsidiary includes an administrateur judiciaire, administrateur provisoire, mandataire ad hoc, conciliateur and mandataire liquidateur.
“receiver” or “administrator” where it relates to a German Obligor includes an Insolvenzverwalter or creditor’s trustee (Sachwalter).
“reconstruction” where it relates to a French Subsidiary includes any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with Articles L.236-1 to L.236-24 of the French Commercial Code.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Release Date” shall mean (a) with respect to any 2009 Covenant the date on which the Company amends the Existing Financing Agreements to remove such 2009 Covenant if such date occurs within 30 days of Closing, or (b) otherwise, the date of the final payment in full of the notes issued under the Existing Note Purchase Agreement.
“reorganization” where it relates to a German Obligor includes any of the reorganizations mentioned in Section 1 of the Corporate Transformation Act (Umwandlungsgesetz).
“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer or director of the Company or another applicable Obligor, as the context indicates, with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means
(a) any Distribution in respect of the Company or any Subsidiary of the Company (other than on account of capital stock or other equity interests of a Subsidiary of the Company owned legally and beneficially by the Company or another Subsidiary of the Company), including, without limitation, any Distribution resulting in the acquisition by the Company of securities which would constitute treasury stock, and
(b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Indebtedness (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Indebtedness was originally incurred).
For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the fair market value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.
“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
“SEC Report” means the following documents or information filed with the SEC:
•	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, filed with the SEC on March 30, 2011;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011, filed with the SEC on June 6, 2011; and

•	the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2011.
Notwithstanding the preceding, unless specifically stated to the contrary, none of the information that the Company discloses under 2.02 or 7.01 or, if related to Items 2.02 or 7.01, Item 9.01 of any Current Report on Form 8-K that the Company may, from time to time, furnish to the SEC will be included in meaning of the term SEC Report. The information contained in an SEC Report speaks only as of the date of such document. Any statement contained in an SEC Report shall be deemed to be modified or superseded for purposes of this Agreement to the extent that a statement contained in this Agreement or in any subsequently filed document or report that also is an SEC Report modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute an SEC Report.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company, or another applicable Obligor, as the context indicates.
“Senior Indebtedness” means and includes all Indebtedness of the Company, or any Subsidiary owing to any Person that is not a Subsidiary or Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Company or Subsidiary except for Indebtedness of a member of the South African Group or Pyramid Freight BVI.
“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of any Obligor within the meaning of Regulation S-X promulgated by the SEC and in any event shall include each Subsidiary Guarantor.
“South African Facilities” means the revolving credit facility dated as of July 9, 2009 made available to one or more members of the South African Group as such agreement is amended, modified, replaced or refinanced from time to time and shall also mean any subsequent credit, letter of credit facility or other borrowing or financing facility of any type that is made available to one or more members of the South African Group.
“South African Group” means Pyramid Freight, South Africa and each South African Subsidiary.
“South African Rand” means the lawful currency of South Africa.
“South African Subsidiary” means any member of the Group organized or conducting a material portion of its business in South Africa. “South African Subsidiary” shall not include any member of the Group organized in a jurisdiction other than South Africa whose only South African business is the ownership of stock of Subsidiaries organized in South Africa.
“Spanish Obligor” means an Obligor incorporated or formed in Spain.
“Subordinated Indebtedness” means Indebtedness of the Company or any Subsidiary Guarantor that is by its express terms subordinated in right of payment to the Notes or the Guaranty of such Subsidiary Guarantor, as the case may be.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantee Agreement” means the subsidiary guarantee agreement contained in Section 23 (and any and all supplements or joinders thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.
“Subsidiary Guarantor” means, unless released pursuant to Section 9.11, (x):
(i) UTi (Aust) Pty Limited ACN 006 734 747 a company incorporated in Australia,
(ii) UTi Belgium N.V., a company incorporated in Belgium,
(iii) UTi Logistics N.V., a company incorporated in Belgium,
(iv) Goddard Company Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands,
(v) Pyramid Freight (Proprietary) Limited, a BVI Business Company incorporated under the laws of the British Virgin Islands with company number 530960 (provided that Pyramid Freight BVI is only a Subsidiary Guarantor in respect of assets that are not located in South Africa),
(vi) UTi International Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands,
(vii) UTi Networks Limited, a Guernsey company incorporated under the laws of the Bailiwick of Guernsey,
(viii) UTi, Canada, Inc., a corporation formed under the laws of Canada,
(ix) UTi Canada Contract Logistics Inc., a corporation formed under the laws of Canada,
(x) UTi Deutschland GmbH, a corporation formed under the laws of Germany,
(xi) UTi (HK) Limited, a corporation formed under the laws of Hong Kong,
(xii) UTi Global Services B.V., a private company with limited liability formed under the laws of the Netherlands,
(xiii) UTi Nederland B.V., a private company with limited liability formed under the laws of the Netherlands,

(xiv) UTi Technology Services Pte Ltd., a company organized under the laws of Singapore,
(xv) UTi Worldwide (Singapore) Pte Ltd., a company organized under the laws of Singapore;
(xvi) Servicios Logisticos Integrados SLI SA, a corporation formed under the laws of Spain,
(xvii) UTi Iberia S.A., a corporation formed under the laws of Spain,
(xviii) UTi Worldwide (UK) Limited, a corporation formed under the laws of the United Kingdom,
(xix) UTi Inventory Management Solutions, Inc., a corporation formed under the laws of Delaware,
(xx) Concentrek, Inc., a corporation formed under the laws of Arizona,
(xxi) InTransit, Inc., a corporation formed under the laws of Oregon,
(xxii) Market Transport, Ltd., a corporation formed under the laws of Oregon,
(xxiii) Sammons Transportation, Inc. a corporation formed under the laws of Montana,
(xxiv) UTi, United States, Inc., a corporation formed under the laws of New York,
(xxv) UTi Integrated Logistics, Inc., a corporation formed under the laws of South Carolina, and
(y) each other Subsidiary which has executed and delivered a Joinder Agreement pursuant to Section 9.10.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for income tax purposes, other than any such lease under which such Person is the lessor.
“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in Section 13.
“trustee” related to a bankruptcy of a Dutch Obligor includes a curator.
“U.S. Guarantor” means any Subsidiary Guarantor that is incorporated or organized under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that resides or has a domicile, a place of business or property in the United States of America.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly-Owned Subsidiary” means, as to any Person, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares or similar statutorily required minority interests) and voting interests of which are owned by any one or more of such Person and such Person’s other Wholly-Owned Subsidiaries at such time. Unless the context otherwise requires, any reference to a “Wholly-Owned Subsidiary” is a reference to a direct or indirect Wholly-Owned Subsidiary of the Company.
“winding-up, administration or dissolution” where it relates to a French Subsidiary includes a redressement judiciaire, cession totale de l’enterprise or liquidation judiciaire or a procédure de sauvegade unde Livre Sixiene of the French Commercial Code.

Principal Amortization Schedule

Principal
Date	Amortization Amount
6/24/2011	$0.00
2/24/2012	$0.00
8/24/2012	$0.00
2/24/2013	$0.00
8/24/2013	$0.00
2/24/2014	$9,000,000.00
8/24/2014	$9,000,000.00
2/24/2015	$19,000,000.00
8/24/2015	$19,000,000.00
2/24/2016	$19,000,000.00
8/24/2016	$19,000,000.00
2/24/2017	$19,000,000.00
8/24/2017	$19,000,000.00
2/24/2018	$9,000,000.00
8/24/2018	$9,000,000.00
Schedule 8.1
(to Note Purchase Agreement)

[Form of Note]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SAID ACT OR SUCH OTHER LAWS.
UTi Worldwide Inc.
U.S.$150,000,000 3.67% Senior Unsecured Guaranteed Notes
due August 24, 2018

No. R-[ ]	[Date]
U.S.$[ ]	PPN
For Value Received, the undersigned, UTi Worldwide Inc. (herein called the “Company"), a BVI Business Company incorporated and existing under the laws of the British Virgin Islands with BVI company number 141257, hereby promises to pay to [                                        ], or registered assigns, the principal sum of [                                        ] Dollars (or so much thereof as shall not have been prepaid) on August 24, 2018, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 3.67% per annum from the date hereof, payable semiannually, on the twenty-fourth day of February and August in each year, commencing with the February 24, 2012, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.67% and (ii) 2% over the rate of interest publicly announced by Royal Bank of Scotland from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Royal Bank of Scotland in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes") issued pursuant to the Note Purchase Agreement, dated as of June 24, 2011 (as from time to time amended, the “Note Purchase Agreement"), between the Company, certain Subsidiary Guarantors party thereto and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
Exhibit 1
(to Note Purchase Agreement)

The payment and performance of this Note is unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guarantee Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or Modified Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

UTi Worldwide Inc.
By:
Name:
Its: Duly Authorized Signatory (acting pursuant to and in accordance with, an empowering resolution of the Board of Directors of UTi Worldwide Inc.)

E-1-2